UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Insteel Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Insteel Industries, Inc.
January 4, 2011
Dear Shareholder:
You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Insteel Industries, Inc. to be held Tuesday, February 8, 2011 at 9:00 a.m. Eastern Time. The meeting will take place at the Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.
The attached proxy statement and formal notice of the meeting describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the Company’s affairs by voting on the matters described in the proxy statement. At the meeting, we will also discuss our operations, fiscal year 2010 financial results and our plans for the future. Our directors and management team will be available to answer any questions you may have. We hope that you will be able to attend.
Your vote is important to us. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible. If you attend the meeting, you may elect to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person. If you hold shares in “street name” and would like to vote at the meeting, you should follow the instructions provided in the proxy statement.
Thank you for your continued support and interest in Insteel Industries.
Sincerely,
H.O. Woltz III
Chairman of the Board

INSTEEL INDUSTRIES, INC.
1373 Boggs Drive
Mount Airy, North Carolina 27030
(336) 786-2141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, February 8, 2011
Time:	9:00 a.m., Eastern Time

Place:	Cross Creek Country Club
1129 Greenhill Road
Mount Airy, North Carolina 27030
Dear Shareholder:
     At our Annual Meeting, we will ask you to:
1.	Elect the two nominees named in this proxy statement to the Board of Directors, each for three-year terms;

2.	Hold an advisory vote on the compensation of our executive officers;

3.	Hold an advisory vote on the frequency of the advisory vote on the compensation of our executive officers;

4.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year 2011; and

5.	Transact such other business, if any, as may properly be brought before the meeting or any adjournment thereof.
     Only shareholders of record at the close of business on December 6, 2010 are entitled to vote at the Annual Meeting.
     If you do not plan to attend the meeting and vote your common stock in person, please mark, sign, date and promptly return the enclosed proxy card or voting instruction form in the postage-paid envelope according to the instructions printed on the card.
     Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy or by properly voting in person at the Annual Meeting.
     Enclosed is a copy of our Annual Report for the year ended October 2, 2010, which includes a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors James F. Petelle Secretary

Mount Airy, North Carolina
January 4, 2011

January 4, 2011
INSTEEL INDUSTRIES, INC.
1373 Boggs Drive
Mount Airy, North Carolina 27030
(336) 786-2141

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to be held on February 8, 2011:
The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2010 Annual Report to the Shareholders are available on our corporate website at http://investor.insteel.com/annuals.cfm.
          This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Shareholders to be held on Tuesday, February 8, 2011 at 9:00 a.m., Eastern Time, and at any adjournments or postponements of the Annual Meeting. The meeting will take place at the Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina. This proxy statement, accompanying proxy card and the 2010 Annual Report, which includes a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), are first being mailed to our shareholders on or about January 4, 2011.
          This proxy statement summarizes certain information you should consider before you vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. If you do not expect to attend or prefer to vote by proxy, you may follow the voting instructions on the enclosed proxy card. In this proxy statement, Insteel Industries, Inc. is generally referred to as “we,” “our,” “Insteel Industries,” “Insteel” or “the Company.”
          The enclosed proxy card indicates the number of shares of Insteel Industries common stock that you own as of the record date of December 6, 2010. In this proxy statement, outstanding Insteel Industries common stock (no par value) is sometimes referred to as the “Shares.”
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why am I receiving this proxy statement and proxy card?
          You are receiving a proxy statement and proxy card from us because you owned shares of our common stock at the close of business on the December 6, 2010 record date for the 2011 Annual Meeting. This proxy statement describes matters on which we would like you, as a shareholder, to vote. It also gives you information on these matters so that you can make an informed decision.
          When you sign and return the proxy card, you appoint H.O. Woltz III and James F. Petelle, and each of them individually, as your representatives at the meeting. Messrs. Woltz III and Petelle will vote your Shares at the meeting as you have instructed them. This way, your Shares will be voted regardless of whether you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return the enclosed proxy card in advance of the meeting just in case your plans change. Returning the proxy card will not affect your right to attend or vote at the Annual Meeting.

          If a matter comes up for vote at the Annual Meeting that is not described in this proxy statement or listed on the proxy card, Messrs. Woltz III and Petelle will vote your Shares, under your proxy, in their discretion. As of the date of this proxy statement, we do not expect that any matters other than those described in this proxy statement will be voted upon at the Annual Meeting.
What is being voted on at the Annual Meeting?
          At the Annual Meeting, shareholders entitled to vote will be asked to act upon the following matters as set forth in the accompanying notice of meeting:
•	the election of the two nominees named in this proxy statement to the Board of Directors, each for three-year terms as discussed herein;

•	an advisory vote on the compensation of our executive officers;

•	an advisory vote on the frequency of the advisory vote on the compensation of our executive officers;

•	the ratification of our appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year 2011; and

•	any other matters that may properly come before the meeting or any adjournment or postponement thereof.
Who is entitled to vote?
          All holders of record of our Shares at the close of business on December 6, 2010 are entitled to receive notice of the Annual Meeting and to vote the Shares held by them on the record date. Each outstanding Share entitles its holder to cast one vote for each matter to be voted upon.
May I attend the meeting?
          All holders of record of our Shares at the close of business on the record date, or their designated proxies, are entitled to attend the Annual Meeting.
What constitutes a quorum in order to hold and transact business at the meeting?
          Consistent with state law and our bylaws, the presence, in person or by proxy, of holders of at least a majority of the total number of Shares entitled to vote is necessary to constitute a quorum for purposes of voting on a particular matter at the Annual Meeting. As of the record date, there were 17,579,037 Shares outstanding and entitled to vote at the Annual Meeting. Once a Share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is or must be set for the adjournment. Shares held of record by shareholders or their nominees who do not vote by proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Signed proxies that withhold authority or reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from brokerage firms or other nominees holding Shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. See “Will my Shares be voted if I do not sign and/or return my proxy card?”

How do I vote?
          Voting by Holders of Shares Registered in the Name of a Brokerage Firm, Bank or Other Nominee. If your Shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you should receive directions from your nominee that you must follow in order to have your Shares voted. “Street name” shareholders who wish to vote in person at the meeting will need to obtain a proxy form, sometimes referred to as a “voting instruction form,” from the brokerage firm or other nominee that holds their common stock of record.
          Voting by Holders of Shares Registered Directly in the Name of the Shareholder. If you hold your Shares in your own name as a holder of record, you may vote in person at the Annual Meeting or instruct the proxy holders named in the enclosed proxy card how to vote your Shares by mailing your completed proxy card in the postage-paid envelope that we have provided to you. Please make certain that you mark, sign and date your proxy card prior to mailing. All valid proxies received and not revoked prior to the Annual Meeting will be voted in accordance with instructions.
What are the Board’s recommendations?
          If no instructions are indicated on your valid proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends a vote:
          FOR the election of the two director nominees named in this proxy statement, each for three-year terms as set forth herein;
          FOR the approval, on an advisory basis, of the compensation of our executive officers; and
          FOR the approval, on an advisory basis, of holding a shareholder advisory vote on the compensation of our executive officers every THREE YEARS; and
          FOR the ratification of our selection of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year 2011.
Will other matters be voted on at the Annual Meeting?
          We are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, Messrs. Woltz III and Petelle will vote your Shares, under your proxy, in their discretion.
Can I revoke or change my proxy instructions?
          You may revoke or change your proxy at any time before it has been exercised by:
•	notifying our Secretary at 1373 Boggs Drive, Mount Airy, North Carolina 27030 in writing before the Annual Meeting that you have revoked your proxy;

•	delivering a later dated proxy to our Secretary prior to or at the Annual Meeting; or

•	appearing in person and voting by ballot at the Annual Meeting.

          Any shareholder of record as of the record date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence of a shareholder at the Annual Meeting without further action will not constitute revocation of a previously given proxy.
What vote is required to approve each proposal in this proxy statement, assuming a quorum is present at the Annual Meeting?
•	The election of directors will be determined by a plurality of the votes cast at the Annual Meeting. Shareholders do not have cumulative voting rights in connection with the election of directors. This means that the two nominees receiving the highest number of “FOR” votes will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors.

•	The advisory vote on the compensation of our executive officers will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the advisory vote. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Executive Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

•	The advisory vote on the frequency of the advisory vote on the compensation of our executive officers receiving the greatest number of votes cast — one year, two years or three years — will be deemed by us as the frequency that has been selected by shareholders. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the advisory vote. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Executive Compensation Committee will consider the outcome of the vote when making future decisions regarding the frequency of the advisory vote on the compensation of our executive officers.

•	The vote to ratify the appointment of our independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Audit Committee will consider the outcome of the vote when making future decisions regarding the selection of our independent registered public accounting firm.
Will my Shares be voted if I do not sign and/or return my proxy card?
          If your Shares are held in “street name” and you fail to give instructions as to how you want your Shares voted (a “non-vote”), the brokerage firm, bank or other nominee who holds Shares on your behalf may, in certain circumstances, vote the Shares in their discretion.
          With respect to “routine” matters, such as the ratification of the selection of our independent registered public accounting firm, a brokerage firm or other nominee has authority (but is not required) under the rules governing self-regulatory organizations (the “SRO rules”), including the NASDAQ Global Select Market (“NASDAQ”), to vote its clients’ Shares if the clients do not provide instructions. When a brokerage firm or other nominee votes its clients’ Shares on routine matters without receiving voting instructions, these Shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of Shares voted FOR, ABSTAINING or AGAINST with respect to such routine matters.

          With respect to “non-routine” matters, such as the election of directors, the advisory vote on the compensation of our executive officers, and the advisory vote on the frequency of the advisory vote on the compensation of our executive officers, a brokerage firm or other nominee is not permitted under the SRO rules to vote its clients’ Shares if the clients do not provide instructions. The brokerage firm or other nominee will so note on the voting instruction form, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of Shares voted FOR, WITHHELD FROM, AGAINST or ABSTAINING with respect to such non-routine matters.
          In summary, if you do not vote your proxy, your brokerage firm or other nominee may either:
•	vote your Shares on routine matters and cast a “broker non-vote” on non-routine matters; or

•	leave your Shares unvoted altogether.
          We encourage you to provide instructions to your brokerage firm or other nominee by voting your proxy. This action ensures that your Shares will be voted in accordance with your wishes at the Annual Meeting.
What other information should I review before voting?
          Our 2010 Annual Report, which includes a copy of our Annual Report on Form 10-K filed with the SEC, is included in the mailing with this proxy statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of our Annual Report on Form 10-K filed with the SEC, including the financial statements and financial statement schedules, may be obtained without charge by:
•	writing to our Secretary at: 1373 Boggs Drive, Mount Airy, North Carolina 27030;

•	accessing the EDGAR database at the SEC’s website at www.sec.gov;

•	accessing our website at http://investor.insteel.com; or

•	contacting the SEC by telephone at (800) SEC-0330.
          The contents of our website are not and shall not be deemed to be a part of this proxy statement.
Where can I find the voting results of the meeting?
          We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a report on Form 8-K that we will file with the SEC shortly after the meeting.
What is householding?
          The SEC rules allow for householding, which is the delivery of a single proxy statement and Annual Report to an address shared by two or more of our shareholders. A single copy of the Annual Report and the proxy statement will be sent to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders.
          If you prefer to receive a separate copy of the proxy statement or the Annual Report, please write to Investor Relations, Insteel Industries, Inc., 1373 Boggs Drive, Mount Airy, North Carolina 27030; or telephone our Investor Relations Department at (336) 786-2141, and we will promptly send you separate copies. If you are currently receiving multiple copies of the proxy statement and Annual Report at your address and would prefer to receive only a single copy of each, you may contact us at the address or telephone number provided above.

CORPORATE GOVERNANCE GUIDELINES AND BOARD MATTERS
The Board of Directors
          Our Board of Directors was comprised of eight members during fiscal 2010. On October 1, 2010, William J. Shields, who had been a director since 1998, passed away. Therefore, the Board of Directors currently has seven members. Our bylaws provide that our Board of Directors must have not less than seven nor more than twelve directors.
          The Board of Directors oversees our business affairs and monitors the performance of management. In accordance with basic principles of corporate governance, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chairman, key executive officers and our principal external advisers (legal counsel, auditors, investment bankers and other consultants), by reading reports and other materials that are sent to them and by participating in Board and committee meetings.
          At its meeting on August 25, 2009, the Board of Directors approved the establishment of a Nominating and Governance Committee. Prior to that, the process of evaluating and nominating potential new Board members was assigned to the full Board, pursuant to our “Nominating and Corporate Governance Rules.” At the August 25, 2009 meeting, the Board also adopted new Board Governance Guidelines, which (along with the Charter of the Nominating and Governance Committee) replaced the Nominating and Corporate Governance Rules. The Board Governance Guidelines are available on our website at http://investor.insteel.com/documents.cfm.
          The Board of Directors, at its meeting on November 16, 2010, determined that the following members of the Board, which constitute a majority thereof, each satisfy the definition of “independent director,” as that term is defined under NASDAQ listing standards: Louis E. Hannen, Charles B. Newsome, Gary L. Pechota, W. Allen Rogers II and C. Richard Vaughn. Prior to his death on October 1, 2010, William J. Shields had also been deemed to satisfy the definition of “independent director” under NASDAQ listing standards. In addition to considering the objective independence criteria established by NASDAQ, the Board also made a subjective determination as to each of these directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out his responsibilities as one of our directors. In making these determinations, the Board reviewed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Additionally, the Board specifically considered Mr. Newsome’s position as Executive Vice President and General Manager of Johnson Concrete Company, which purchased approximately $423,000 of materials from us during fiscal 2010, and determined that this relationship did not impair or otherwise affect Mr. Newsome’s status as an independent director. See “Certain Relationships and Related Person Transactions” for additional information regarding this relationship.
          Directors are expected to attend all meetings of the Board of Directors and all meetings of Board committees on which they serve. The independent directors meet in executive session with no members of management present before or after each regularly scheduled meeting (see “Executive Sessions” below). The Board of Directors met five times in fiscal 2010. Due to an illness that caused him to miss one Board meeting and one meeting of the Executive Compensation Committee, Mr. Shields did not attend 75% of the Board of Directors meetings and meetings of the committee on which he served. Each of the other directors attended at least 75% of such meetings.

Director Attendance at Annual Meetings
          The Board has determined that it is in our best interest for all members of the Board of Directors to attend the Annual Meeting of Shareholders. Mr. Woltz, Jr. was unable to attend the 2010 Annual Meeting of Shareholders, but all other members of the Board of Directors attended our 2010 Annual Meeting.
Committees of the Board
          The Audit Committee. The Board has an Audit Committee, which assists the Board in fulfilling its responsibilities to shareholders concerning our accounting, financial reporting and internal controls, and facilitates open communication between the Board, outside auditors and management. The Audit Committee discusses the financial information prepared by management, our internal controls and our audit process with management and with outside auditors. The Audit Committee is charged with the responsibility of selecting our independent registered public accounting firm. The independent registered public accounting firm meets with the Audit Committee (both with and without the presence of management) to review and discuss various matters pertaining to the audit process, including our financial statements, the scope and terms of its work, the results of its year-end audit and quarterly reviews, and its recommendations concerning the financial practices, controls, procedures and policies we employ. The Board has adopted a written charter for the Audit Committee as well as a Pre-Approval Policy regarding all audits, audit-related, tax and other non-audit related services to be performed by the independent registered public accounting firm.
          The Audit Committee is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 that consists of Messrs. Rogers (Chairman), Hannen and Pechota. The Board, at its meeting in November 2010, determined that each of the members of the Audit Committee meets the definition of “independent director” and certain Audit Committee-specific independence requirements under NASDAQ rules and is also independent under SEC requirements for Audit Committee members. At the same meeting, the Board also determined that each of the Committee’s members qualify as an “Audit Committee Financial Expert” as defined under SEC rules. The Board of Directors has also determined that each of the Audit Committee members is financially literate as such qualification is interpreted in the Board’s judgment. The functions of the Audit Committee are further described herein under “Report of the Audit Committee.” The Audit Committee met five times during fiscal 2010 and members of the Audit Committee consulted with management of the Company, the internal auditor and the independent registered public accounting firm at various times throughout the year. The charter for the Audit Committee, as most recently revised February 19, 2008, is available on our website at http://investor.insteel.com/documents.cfm.
          The Executive Compensation Committee. The Executive Compensation Committee is responsible for (i) determining appropriate compensation levels for our executive officers, including any employment, severance or change in control arrangements; (ii) evaluating officer and director compensation plans, policies and programs; (iii) reviewing benefit plans for officers and employees; and (iv) producing an annual report on executive compensation for inclusion in the proxy statement. Mr. Shields chaired our Executive Compensation Committee during fiscal 2010, and the other committee members were Messrs. Hannen and Newsome. Mr. Shields passed away on October 1, 2010. The Board of Directors, at its meeting in November 2010, appointed Mr. Vaughn to the Executive Compensation Committee and appointed Mr. Newsome to chair the Committee. Also at its November meeting, the Board of Directors determined that each of the continuing members of the Executive Compensation Committee meets the definition of “independent director” as that term is defined under NASDAQ rules.

          The Executive Compensation Committee Report is included in this proxy statement. The Executive Compensation Committee also reviews, approves and administers our incentive compensation plans and equity-based compensation plans and has sole authority for making awards under such plans, including their timing, valuation and amount. In addition, the Executive Compensation Committee reviews and recommends the structure and level of outside director compensation to the full Board. The Executive Compensation Committee has the discretion to delegate any of its authority to a subcommittee, but did not do so during fiscal 2010. The Executive Compensation Committee met twice during fiscal 2010. The charter of the Executive Compensation Committee, as adopted on September 18, 2007, is available on our website at http://investor.insteel.com/documents.cfm.
          The Executive Compensation Committee consults with members of our executive management team on a regular basis regarding our executive compensation program. Our executive compensation program, including the role members of our executive management team and outside compensation consultants play in assisting with establishing compensation, is discussed in more detail below under “Compensation Discussion and Analysis.” Although our Executive Compensation Committee has retained Pearl Meyer & Partners to serve as its outside consultant, it did not utilize their services during fiscal 2010.
          The Nominating and Governance Committee. The Nominating and Governance Committee was established by the Board of Directors at the August 25, 2009 Board meeting. This Committee is responsible for establishing Board membership criteria, identifying individuals qualified to become Board members consistent with such criteria and recommending nominations of individuals when openings exist, recommending the appointment of Board committee members and chairs, and reviewing corporate governance issues. Specifically, this Committee periodically reviews our Shareholder Rights Plan, classified board structure and our director election qualifications and procedures, and makes recommendations as appropriate to our Board. The Committee also reviews and recommends changes as necessary to the Board Governance Guidelines and our Code of Business Conduct and facilitates an annual Board self-assessment process. As described below under the heading “Risk Oversight,” our Board as a whole is responsible for monitoring the risks associated with our business. During fiscal 2010, the Nominating and Governance Committee led the Board’s effort to formalize the risk oversight process.
          The following directors are members of the Nominating and Governance Committee: Messrs. Pechota (Chairman), Newsome, Rogers and Vaughn. The Board of Directors, at its meeting in November 2010, determined that each of the continuing members of the Nominating and Governance Committee meets the definition of “independent director” as that term is defined under NASDAQ rules. The Committee met three times during fiscal 2010. The charter of the Nominating and Governance Committee is available on our website at http://investor.insteel.com/documents.cfm.
Executive Sessions
          Pursuant to the listing standards of NASDAQ, the independent directors are required to meet regularly in executive sessions. Generally, those sessions are chaired by the lead independent director. During fiscal 2010, the lead independent director was Mr. Vaughn. During these executive sessions, the lead independent director has the power to lead the meeting, set the agenda and determine the information to be provided. During fiscal 2010, the Board held four executive sessions. The lead independent director can be contacted by writing to Lead Independent Director, Insteel Industries, Inc., c/o James F. Petelle, Secretary, 1373 Boggs Drive, Mount Airy, North Carolina 27030. We screen mail addressed to the lead independent director for security purposes and to ensure that it relates to discrete business matters that are relevant to our Company. Mail that satisfies these screening criteria will be forwarded to the lead independent director.

Board Governance Guidelines
          In conjunction with the Board’s establishment of the Nominating and Governance Committee on August 25, 2009, the Board adopted Board Governance Guidelines to set forth the framework pursuant to which the Board governs the Company. Among other things, the Board Governance Guidelines describe the expectations regarding attendance at the Annual Meeting and at Board meetings, require regular meetings of independent directors in executive session, describe the functions of the Board’s standing committees, including an annual self-assessment process facilitated by the Nominating and Governance Committee, and set forth the procedure pursuant to which shareholders may communicate with directors.
Board Leadership Structure
          Our CEO also serves as Chairman of our Board of Directors, and we have an independent lead director. The Board has determined that this structure is appropriate because it believes that at this time it is optimal to have one person speak for and lead the Company and the Board, and that the CEO should be that person. We believe that our lead director position, the strength of our independent directors and our overall governance practices minimize any potential conflicts that otherwise could result from combining the positions of Chairman and CEO.
          Our lead director since February 2007 has been C. Richard Vaughn. The lead director presides at meetings of our independent directors, which are held prior to all of our regularly scheduled Board meetings. As noted above, the lead director may call for other meetings of the independent directors or of the full Board if he deems it necessary. The lead director also consults with the Chairman regarding meeting agendas, and serves as the principal liaison between the independent directors and the Chairman.
Risk Oversight
          Our Board has overall responsibility for risk oversight. The Board as a whole exercises its oversight responsibilities with respect to strategic, operational and competitive risks, as well as risks related to crisis management and executive succession issues. The Board has delegated oversight of certain other types of risks to its committees. The Audit Committee oversees our policies and processes relating to our financial statements and financial reporting, risks relating to our capital, credit and liquidity status, and risks related to related person transactions. The Executive Compensation Committee oversees risks related to our compensation programs and structure, including our ability to motivate and retain talented executives. The Nominating and Governance Committee oversees risks related to our governance structure and succession planning for Board membership.
          The risk oversight responsibilities described above have been in place for a number of years. However, during fiscal 2010, the Nominating and Governance Committee began working with our senior management team to institute a more formal process in which the major business risks facing the company will be identified and assessed, and appropriate strategies will be identified to respond to such risks. It is contemplated that this risk assessment process will be conducted at least annually.
Code of Business Conduct
          Consistent with the Board’s commitment to sound corporate governance, on August 11, 2003, the Board adopted a Code of Business Conduct (the “Code of Conduct”), which applies to all of our employees, officers and directors. The Code of Conduct incorporates an effective reporting and enforcement mechanism. The Board has adopted this Code of Conduct as its own standard. The Code of Conduct was prepared to help employees, officers and directors understand our standard of ethical business practices and to promote awareness of ethical issues that may be encountered in carrying out their responsibilities. The Code of Conduct is included in an employment manual, which is supplied to all of our employees and officers and in a Board of Directors Manual for directors, each of whom are expected to read and acknowledge in writing that they understand such policies.
Availability of Bylaws, Board Governance Guidelines, Code of Conduct and Committee Charters
          Our Bylaws, Board Governance Guidelines, Code of Business Conduct, Audit Committee Charter, Audit Committee Pre-Approval Policy, Executive Compensation Committee Charter and Nominating and Governance Committee Charter are available on our website at http://investor.insteel.com/documents.cfm, and in print to any shareholder upon written request to our Secretary.
Shareholder Rights Plan
          We have a Shareholder Rights Plan, which we refer to as the “Rights Plan.” Our Rights Plan was adopted on April 27, 1999, and on April 25, 2009, our Board amended and extended the Rights Plan for an additional 10-year term. Our Rights Plan is not intended to prevent any takeover or deter a fair offer for our securities. Rather, it is designed to:
•	enable all of our shareholders to realize the full value of their investment;

•	provide for fair and equal treatment in the event that an unsolicited attempt is made to acquire us;

•	guard against abusive takeover tactics;

•	encourage anyone seeking to acquire control of us to make an offer that represents fair value to all holders of our common stock; and

•	provide our Board with adequate time to fully consider an unsolicited takeover bid and, if necessary, explore other alternatives that would maximize shareholder value.
Rights plans have been studied extensively over the past decade, and our Board believes that these types of plans can be effective in accomplishing the above objectives.
          Some proxy advisory services to institutional investors maintain rigid positions opposing the adoption or extension of plans, such as our Rights Plan, unless they have been approved by shareholders. These organizations typically recommend against election of director nominees, such as ours, whose companies have adopted or extended shareholder rights plans. We do not believe this rigid, “one-size-fits-all” position is appropriate or in the best interests of our shareholders for the reasons set forth below.
          Prior to extending the Rights Plan in April 2009, our Board engaged in a detailed review of the merits of shareholder rights plans. The Board carefully considered the views of opponents of such plans, as well as the views of its financial advisor and principal outside counsel. The Board also took note of the volatility of our stock price over the last several years and our then-current market capitalization and considered whether a rights plan continued to be in the best interests of us and our shareholders. Ultimately, the Board concluded that the protection afforded to all shareholders by our Rights Plan, as amended in 2009, is appropriate and desirable. When selecting this year’s director nominees our Nominating and Governance Committee considered the Board’s extension of the Rights Plan, confirmed that the Board followed appropriate procedures and came to a proper decision regarding the extension of the Rights Plan, and determined to recommend for re-election the directors listed on page 14 of this proxy statement.
          Our Board also considered whether to submit the Rights Plan to a vote of shareholders. The Board noted that a shareholder vote was not required, that extensive modifications to the Rights Plan would be required to obtain a favorable recommendation from certain proxy advisory services and that the modifications would greatly reduce the effectiveness of the Rights Plan. The Board also noted that we would incur additional expenses if we were to submit the Rights Plan to shareholders.
          After considering these and other factors, and in the exercise of its fiduciary judgment, the Board concluded that it should not modify the Rights Plan in an effort to make it more palatable to certain proxy advisory services, or submit the Rights Plan for shareholder ratification, since it believes that the Rights Plan in its current form is in the best interests of us and our shareholders.
Shareholder Recommendations and Nominations
          The Nominating and Governance Committee Charter provides that the Committee will review the qualifications of any director candidates that have been properly recommended to the Committee by shareholders. Shareholders should submit any such recommendations in writing c/o Insteel Industries, Inc., 1373 Boggs Drive, Mount Airy, North Carolina 27030, Attention: James F. Petelle, Vice President and Secretary. In addition, in accordance with our bylaws, any shareholder entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board if such shareholder complies with the notice procedures set forth in the bylaws and summarized in “Shareholder Proposals for the 2012 Annual Meeting” below.
Process for Identifying and Evaluating Director Candidates
          Pursuant to its charter and our Board Governance Guidelines, the Nominating and Governance Committee is responsible for developing and recommending to the Board criteria for identifying and evaluating candidates to serve as directors. These criteria include standards for assessing independence; business and management experience; familiarity with our business, customers and suppliers; consideration of the diverse talents, backgrounds and perspectives of each candidate and the composition of the Board as a whole; integrity; leadership; ability to exercise sound judgment; other company board relationships and existing time commitments; and relevant regulatory and NASDAQ membership requirements for the Board and its committees. A candidate’s qualifications are evaluated based on these criteria when being considered for nomination or re-nomination to the Board for election at our annual meeting or to fill vacated or newly created positions on the Board. We do not have a formal policy on Board diversity as it relates to race, gender or national origin. The Nominating and Governance Committee periodically assesses whether the number of directors on our Board is appropriate and whether any vacancies are anticipated due to retirement or other reasons.
          The Committee works with the Chairman of the Board to identify and recruit qualified director candidates in accordance with the director qualifications set forth in our Board Governance Guidelines, and also may retain a third party search firm to assist in the identification of possible candidates for election to the Board. In addition, the Committee will consider any director candidates that have been properly recommended to the Committee by our shareholders or directors. Upon the recommendation of the Committee, the Board evaluates each director candidate based upon the totality of the merits of each candidate and not based on minimum qualifications or attributes. When considering a director candidate standing for re-election, in addition to the above criteria, the Board will also consider that individual’s past contribution and future commitment to us. Upon completion of discussions by the full Board regarding the candidates recommended by the Committee, the Board determines, as applicable, whether to (i) approve and recommend one or more candidates to the shareholders for election at our annual meeting, or (ii) elect one or more candidates to fill vacated or newly created positions on the Board.

Communications with the Board of Directors
          The Board has approved a process for shareholders to send communications to the Board. Shareholders can send communications to the Board and, if applicable, to any of its committees or to specified individual directors in writing c/o Insteel Industries, Inc., 1373 Boggs Drive, Mount Airy, North Carolina 27030, Attention: James F. Petelle, Vice President and Secretary.
          We screen mail addressed to the Board, its Committees or any specified individual director for security purposes and to ensure that the mail relates to discrete business matters that are relevant to our Company. Mail that satisfies these screening criteria is required to be forwarded to the appropriate director or directors.
VOTING SECURITIES
          On the record date, to our knowledge, no one other than the shareholders listed below beneficially owned more than 5% of the outstanding shares of our common stock. For information regarding ownership of our common stock by our officers and directors, please see the “Security Ownership” table on page 43 of this proxy statement.

Name and Address of	Number of Shares	Percentage of Shares
Beneficial Owner	Beneficially Owned	Beneficially Owned
Royce & Associates, LLC (1) 745 Fifth Avenue New York, New York 10151	2,083,781	11.9%
BlackRock, Inc. (2) 40 East 52nd Street New York, New York 10022	1,071,700	6.1%
MetLife Advisers, LLC and Met Investors Series Trust (3) 501 Boylston Street Boston, Massachusetts 02116	1,044,983	6.0%

(1)	Based upon information set forth in a Schedule 13G/A filed with the SEC on January 25, 2010 by Royce & Associates, LLC reporting sole power to vote or direct the vote of 2,083,781 shares and sole power to dispose or direct the disposition of 2,083,781 shares.

(2)	Based upon information set forth in a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. (“BlackRock”) reporting sole power to vote or direct the vote of 1,071,700 shares and sole power to dispose or direct the disposition of 1,071,700 shares. The securities were acquired by BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors and BlackRock Investment Management, LLC. The Schedule 13G amends the most recent Schedule 13G filing, if any, made by BlackRock and the most recent Schedule 13G filing, if any, made by Barclays Global Investors, NA and certain of its affiliates (collectively, the “BGI Entities”) with respect to the common stock of Insteel. As previously announced, on December 1, 2009 BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of common stock of Insteel. No one person’s interest in the common stock of Insteel is more than five percent of the total outstanding common shares.

(3)	Based upon information set forth in a Schedule 13G filed with the SEC on February 10, 2010 by MetLife Advisers, LLC (“MLA”) and Met Investors Series Trust (the “Trust”) reporting shared power of MLA and the Trust to vote or direct the vote of 1,044,983 shares and shared power of MLA and the Trust to dispose or direct the disposition of 1,044,983 shares. MLA, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, serves as investment manager of each series of the Trust, an investment company registered under the Investment Company Act of 1940. In its role as investment manager of the Trust, MLA has contracted with certain sub-advisers to make the day-to-day investment decisions for the certain series of the Trust.
ITEM NUMBER ONE: ELECTION OF DIRECTORS
Introduction
          Our bylaws, as last amended April 21, 2009, provide that the number of directors, as determined from time to time by the Board, shall be not less than seven nor more than twelve. The Board has most recently fixed the number of directors at eight, and intends to fill the vacancy created by the death of Mr. Shields in due course. The bylaws further provide that directors shall be divided into three classes serving staggered three-year terms, with each class to be as nearly equal in number as possible.
          The Board has nominated each of the persons named below to serve a three-year term expiring at the 2014 Annual Meeting of Shareholders or until their successors are elected and qualify. All of the nominees presently serve as our directors. The remaining five directors will continue in office as indicated. It is not contemplated that any of the nominees will be unable or unwilling for good cause to serve; but, if that should occur, it is the intention of the agents named in the proxy to vote for election of such other person or persons to serve as a director as the Board may recommend. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the expiration of such director’s term.
Vote Required
          The nominees for director will be elected by plurality of the votes cast at the meeting at which a quorum representing a majority of all outstanding Shares is present and voting, either by proxy or in person. This means that the two nominees receiving the highest number of votes “FOR” will be elected as directors.
Board Recommendation
          The Board of Directors unanimously recommends a vote FOR the election of each of the following two nominees to serve until the 2014 Annual Meeting. If you do not cast a vote with respect to a particular nominee on your proxy card, your vote will not count as either “for” or “withheld from” such nominee.
Information Regarding Nominees, Continuing Directors and Executive Officers
          We have set forth below certain information regarding our nominees for director, our continuing directors and our executive officers. The age shown for each is his age on December 6, 2010, our record date.

          Nominees to serve until the 2014 Annual Meeting.
          Gary L. Pechota, 61, has been a director since 1998. Since 2007, Mr. Pechota has been the majority owner, President and CEO of DT-Trak Consulting, Inc., a company which provides medical coding and other revenue enhancement services to medical facilities. From 2005 to 2007 Mr. Pechota was a private investor after having served as Chief of Staff of the National Indian Gaming Commission from 2003 to 2005. He was a private investor and consultant from 2001 to 2003. Prior to that, Mr. Pechota served as the CEO and Chairman of the Board of Giant Cement Holding, Inc. from its inception in 1994 until 2001; was CEO of Giant Cement Company, a subsidiary of Giant Cement Holding, Inc., from 1993 to 2001; and CEO of Keystone Cement Company from 1992 to 2001. Prior to joining Keystone, Mr. Pechota served as President and CEO of South Dakota Cement from 1982 to 1992. Mr. Pechota is also a director of Black Hills Corporation and Texas Industries, Inc., both of which are publicly-held companies. Our Board determined that Mr. Pechota should be nominated to serve as a director due to his considerable experience, including as a CEO, in the cement industry which, like ours, is closely correlated with the construction industry. Mr. Pechota also contributes his experience as a director of two other publicly-held companies, and currently chairs our Nominating and Governance Committee. Committee Memberships: Audit Committee and Nominating and Governance Committee.
          W. Allen Rogers II, 64, has been a director since 1986, except for a period of time during 1997 and 1998. Mr. Rogers is a Principal of Ewing Capital Partners, LLC, an investment banking firm founded in 2003. From 2002 to 2003 he was a Senior Vice President of Intrepid Capital Corporation, an investment banking and asset management firm. From 1998 until 2002, Mr. Rogers was President of Rogers & Company, Inc., a private investment banking boutique. From 1995 through 1997, Mr. Rogers served as a Managing Director of KPMG BayMark Capital LLC, and the investment banking practice of KPMG. Mr. Rogers served as Senior Vice President — Investment Banking of Interstate/Johnson Lane Corporation from 1986 to 1995 and as a member of that firm’s Board of Directors from 1990 to 1995. Our Board determined that Mr. Rogers should be nominated to serve as a director due to his expertise in public capital markets, investment banking and finance, some of which is attributable to his participation as an investment banker in our initial public offering. He also has chaired our Audit Committee since February 2009. Committee Memberships: Audit Committee and Nominating and Governance Committee.
          Directors with terms expiring at the 2012 Annual Meeting
          H. O. Woltz III, 54, was elected Chief Executive Officer in 1991 and has been employed by us and our subsidiaries in various capacities since 1978. He was named President and Chief Operating Officer in 1989 and was named Chairman of the Board in February 2009. He served as our Vice President from 1988 to 1989 and as President of Rappahannock Wire Company, formerly a subsidiary of our Company, from 1981 to 1989. Mr. Woltz has been a director since 1986 and also serves as President of Insteel Wire Products Company. Mr. Woltz served as President of Florida Wire and Cable, Inc. until its merger with Insteel Wire Products Company in 2002. Mr. Woltz is the son of Howard O. Woltz, Jr. Mr. Woltz III currently serves as our Chairman, President and CEO. He has been an officer of the Company for over 30 years and President for over 20 years. Our Board determined that he should continue to serve as a director because he has an intimate knowledge of our products, manufacturing processes, customers and markets, and draws on that knowledge to provide the Board with detailed analysis and insight regarding the Company’s performance as well as extensive knowledge of our industry. Committee Membership: Executive Committee.
          Charles B. Newsome, 73, has been a director since 1982. He is Executive Vice President of Johnson Concrete Company and general manager of its affiliate, Carolina Stalite Company. Mr. Newsome has been affiliated with Johnson Concrete Company and Carolina Stalite Company for more than 25 years. Mr. Newsome has been a senior executive of Johnson Concrete Company for over 25 years. Concrete product manufacturers are among our key customers, and our Board determined that Mr. Newsome should continue to serve as a director because he provides critical knowledge of that industry to our Board, as well as the experience acquired as senior executive for a substantial company in that industry for many years. Mr. Newsome is our longest serving independent director. Committee Memberships: Executive Compensation Committee and Nominating and Governance Committee.
          Directors with terms expiring at the 2013 Annual Meeting
          Howard O. Woltz, Jr., 85, is our Chairman Emeritus, having served as Chairman of the Board from 1958 to February 2009. Mr. Woltz was employed by us and our predecessors in various capacities for more than 50 years before retiring as an executive officer in April 2005. He served as our President from 1958 to 1968 and from 1974 to 1989. Mr. Woltz also served as a Vice President, General Counsel and a director of Quality Mills, Inc., a publicly-held manufacturer of knit apparel and fabrics for more than 35 years until its acquisition in 1988 by Russell Corporation. Mr. Woltz is the father of H. O. Woltz III. Mr. Woltz, Jr. is our company founder. Our Board determined that he should continue to serve as a director because he brings to the Board his many years of experience in concrete construction and specifically steel wire reinforcing products. His many years of leadership in both operations and business development are a valuable resource to the Board. Committee Membership: Executive Committee.
          C. Richard Vaughn, 71, a director since 1991, has been employed since 1967 by John S. Clark Company, Inc., a general building contracting company. Mr. Vaughn served as Vice President of John S. Clark from 1967 to 1970 and President from 1970 to 1988 and has served as Chairman of the Board and CEO from 1988 to the present. He also is Chairman of the Board of Riverside Building Supply, Inc. Our Board determined that he should continue to serve as a director because Mr. Vaughn brings to the Board many years of experience in commercial construction, along with his experience as CEO of a substantial company in that industry. He has been our Lead Independent Director since February 2007. Committee Memberships: Executive Compensation Committee (as of November 2010), Nominating and Governance Committee and Executive Committee. Mr. Vaughn currently serves as our lead director.
          Louis E. Hannen, 72, a director since 1995, served in various capacities with Wheat, First Securities, Inc., from 1975 until his retirement as Senior Vice President in 1993. Since his retirement in 1993, Mr. Hannen has been an investment advisor and consultant. Mr. Hannen had 30 years of experience in the securities analysis and research field, starting with the U. S. Securities and Exchange Commission in 1963. Mr. Hannen then worked for Craigie and Company from 1965 to 1970 and Legg Mason Wood Walker, Inc. from 1970 to 1975 before joining Wheat, First Securities. Our Board determined that he should continue to serve as a director because he brings extensive investment banking and financial expertise to our Board, as well as experience with the Securities and Exchange Commission. Mr. Hannen served as our first Lead Independent Director. Committee Memberships: Audit Committee and Executive Compensation Committee.

          Executive Officers Who Are Not Continuing Directors or Nominees:
          In addition to Mr. Woltz III, the executive officers listed below were appointed by the Board of Directors to the offices indicated for a term that will expire at the next Annual Meeting of the Board of Directors or until their successors are elected and qualify. The next meeting at which officers will be appointed is scheduled for February 8, 2011, at which each of our executive officers is expected to be reappointed.
          Michael C. Gazmarian, 51, joined us in 1994 as Treasurer and Chief Financial Officer. In February 2007, he was elected Vice President, Chief Financial Officer and Treasurer. Before joining us, Mr. Gazmarian had been employed by Guardian Industries Corp., a privately-held glass manufacturer, since 1986, serving in various financial capacities.
          James F. Petelle, 60, joined us in October 2006. He was elected Vice President and Assistant Secretary on November 14, 2006 and Vice President — Administration and Secretary on January 12, 2007. Previously he was employed by Andrew Corporation, a publicly-held manufacturer of telecommunications infrastructure equipment, having served as Secretary from 1990 to May 2006, and Vice President — Law from 2000 to October 2006.
          Richard T. Wagner, 51, joined us in 1992 and has served as Vice President and General Manager of the Concrete Reinforcing Products Business Unit of the Company’s subsidiary, Insteel Wire Products Company, since 1998. In February 2007, Mr. Wagner was appointed Vice President of the parent company, Insteel Industries, Inc. Prior to 1992, Mr. Wagner served in various positions with Florida Wire and Cable, Inc., a manufacturer of PC strand and galvanized strand products, since 1977.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
I. Overall Objectives
          Insteel operates in an industry that is both highly competitive and cyclical. The Executive Compensation Committee (the “Committee”) believes that the success of the Company requires experienced leadership that fully understands the realities of Insteel’s challenging business environment and has demonstrated superior business judgment as well as the ability to successfully manage and operate the business. The Committee’s goal in developing its executive compensation system has been to attract, motivate and retain executives who will be successful in this environment and thus enhance the value of the business for our shareholders.
          The Company is committed to “pay for performance” at all levels of the organization and accordingly a substantial proportion of each executive officer’s total compensation is variable, meaning the executive officer’s total compensation will be determined based upon the Company’s performance. The Committee does not currently have a fixed formula to determine the percentage of pay that should be variable, but reviews annually the mix between base salary and variable compensation to help ensure that its goal of paying for performance will be achieved.
          The Committee also believes it is critically important to retain executive officers who have demonstrated their value to the Company. Accordingly, several elements of our compensation system are intended to provide strong incentives for executive officers to remain employed by us. For example, we provide a non-qualified supplemental retirement benefit to executive officers that requires a minimum of 10 years of service before any benefit is paid, and

30 years of service to earn the full benefit provided (50% of base salary per year for 15 years following retirement).
          The Committee has developed its executive compensation system with the assistance of an independent consultant. The Consultant reports directly to the Committee and takes direction from the Committee regarding the scope of services it provides. The consultant currently retained by the Committee is Pearl Meyer & Partners (“Pearl Meyer”). However, the Committee did not ask Pearl Meyer to perform any services during fiscal 2010, since there were no changes to our executive compensation programs and no increases in base pay granted to any of our executive officers during the year. Although Pearl Meyer advised the Committee on certain executive compensation matters during 2009, it did not perform any other services for Insteel during fiscal 2009 or 2010, and it is the Committee’s policy that its independent consultant shall not perform services for the Company other than the services it provides to the Executive Compensation Committee. The Committee is responsible for establishing the CEO’s compensation, and it reviews and approves recommendations from the CEO regarding the compensation of other executive officers. The Committee regularly meets in executive session without members of management present, and may consult with its consultant as necessary during its deliberations.
          Following are the features of the compensation system that support the attainment of the Committee’s fundamental objectives:
•	Attract, motivate and retain key executives by providing total compensation opportunities competitive with those provided to executives employed by companies of a similar size and/or operating in similar industries.
In formulating our approach to total compensation each year, the Committee requires its consultant, if one is retained, to provide peer group data to benchmark our compensation system against systems of other companies in similar industries, as well as against systems of comparably-sized companies in other industries. Pearl Meyer also advised the Committee on the overall design of our compensation system during fiscal 2009, and that overall design remained in place during fiscal 2010.

The objective of our benchmarking process is to provide total compensation opportunities to our executive officers that are near the median of our peer group. Although comparisons to compensation levels in other companies are considered helpful in assessing the overall competitiveness of our compensation practices, the Committee does not feel the need to adhere precisely to the mathematical median, and it places a relatively greater emphasis on overall compensation opportunities rather than on setting each element of compensation at or near the median for that element.
•	Tightly link performance-based compensation to corporate performance.
•	Annual Incentive. As a public company, our goal is to create shareholder value. To motivate our executive officers to align their interests with those of our shareholders, we provide annual incentives which are designed to reward our executive officers for the attainment of short-term goals, and long-term incentives which are designed to reward them for increases in our shareholder value over time. The annual incentive for senior executives is based entirely on the Company’s return on capital, which is a measure that incorporates both the generation of earnings and the management of the Company’s balance-sheet and is closely correlated with long-term shareholder returns.
•	Long-Term Incentives. At this time, our long-term incentives are entirely equity-based, comprised of 50% restricted stock units (“RSUs”) and 50% options to purchase our common stock. Use of these equity-based incentives ensures that their value is directly linked to changes in the price of our common stock. Our long-term incentive program currently does not include a cash component.
•	Encourage long-term commitment to the Company.
We believe that the value provided by employees increases over time as they become increasingly knowledgeable about our industry, customers and competitors, as well as our business processes, people and culture. We believe that providing incentives for executive officers to remain with the Company will enhance the long-term value of the Company. Accordingly, we include programs such as Retirement Security Agreements and Change-in-Control Severance Agreements as components of our executive compensation system to provide such incentives. The full benefit under our Retirement Security Agreements is not achieved until our executive officer is employed by us for 30 years. The minimum benefit under these agreements requires 10 years of service.
II. Overview of Fiscal 2010 Compensation
          Our executive compensation system is comprised of base salary; our Return on Capital Incentive Compensation Plan (“ROCICP”) which provides for annual incentive payments; long-term incentives (currently consisting of RSUs and stock options); a supplemental retirement plan provided through Retirement Security Agreements with each executive officer; Change-in-Control Severance Agreements and (in the case of our CEO and CFO) Severance Agreements, each of which specifies payments and benefits upon, respectively, a change in control and involuntary termination; and certain other benefits such as medical, life and disability insurance and participation in the Company’s 401(k) retirement savings plan. We do not provide significant perquisites to executive officers.
          The Board of Directors believes that our executive officers have admirably guided the Company through an extremely challenging period in our industry that was brought on by the recessionary conditions in the construction sector. During this period the Company has increased its market-share and improved its operating efficiencies, while remaining debt-free during fiscal year 2010 and increasing its cash position to $45.9 million at the end of fiscal 2010, while continuing to pay an annual dividend of $0.12 per share to our shareholders.
          Nevertheless, we made only a small profit in fiscal 2010. Since we closely link the compensation of our executive officers to the performance of the Company, we did not pay an annual incentive to them for fiscal 2010. In addition, we did not provide any increases in base pay to any executive officer, and we maintained the targeted value of our long-term incentives at the levels at which they have been since fiscal 2007.

          A brief description of each element of our executive compensation system, as well as the objective of each element, is set forth below.

Compensation Element	Description	Objective
Base Salary	Fixed cash compensation.	Provide basic level of income security.

Compensate executive officers for fulfilling basic job responsibilities.

Provide base pay commensurate with median salaries of peer group.

Attract and retain key executive officers.

ROCICP Annual Incentive Program	Variable cash compensation paid pursuant to a plan in which all of our sales and administrative employees participate.	Align executive compensation with shareholder interests because payment of the incentive is based on return on capital, a metric closely correlated with the creation of shareholder value.

Reward executive officers based on actual returns generated relative to the Company’s weighted average cost of capital.

Long-Term Incentives	Variable compensation granted 50% as RSUs (vesting after three years) and 50% as stock options (vesting one-third each year for three years).	Further align executive compensation with shareholder interests, because the value of these incentives is directly linked to changes in the Company’s common stock price.
Aid in retention and encourage long-term commitment to the Company.

Supplemental Retirement Plan (Retirement Security Agreement)	Non-qualified retirement plan providing additional income to executive officers for 15 years following retirement.	Aid in retention and encourage long-term commitment to the Company. Compensate for federal limits on qualified retirement plans.

Severance/Change-in-Control Severance (“CIC”) Agreements	Our CEO and CFO have severance agreements that specify payments to them in the event of involuntary termination. All executive officers have CIC agreements specifying their rights related to termination of employment following a change in control of the Company.	Encourage long-term commitment to the Company. Focus executives on shareholder interests. Provide transition assistance in the event of job loss.

Other Benefits	Medical, life and disability insurance; 401(k) savings plan.	Provide insurance and basic retirement benefits of the same nature that other Company employees receive.

III. Process for Establishing Executive Compensation and Description of Elements
          Benchmarking. In fiscal 2009, the Committee retained Pearl Meyer to perform a comprehensive analysis of total direct compensation provided to Insteel executive officers. Pearl Meyer created a custom peer group of seven publicly-traded companies in the steel and building products industries which are of roughly comparable size and complexity to Insteel. In addition, Pearl Meyer consulted a number of published surveys containing compensation data for comparable executive positions in manufacturing companies with comparable size and complexity to Insteel. The seven publicly-traded companies in the peer group, and their ticker symbols, are as follows:
•	NN Inc. (NNBR);

•	LB Foster Co. (FSTR);

•	Gibraltar Industries, Inc. (ROCK);

•	Dayton Superior Corp (DSUP);

•	RBC Bearings, Inc. (ROLL);

•	Keystone Consolidated Industries, Inc. (KYCN.OB); and

•	Northwest Pipe Company (NWPX).
          The Pearl Meyer analysis indicated that base salaries of our executive officers, during fiscal 2009, were at about the 25th percentile of peer-group companies. Annual targeted total cash compensation (i.e., base salary plus targeted annual incentive) was slightly below the 25th percentile at that time. However, due to company financial performance that exceeded the targeted return on capital in fiscal 2007 and 2008, resulting in annual incentive payments that exceeded target amounts, actual total cash compensation for our executive officers was at the 50th percentile for those years. For fiscal 2009 and 2010, our performance did not meet the minimum level required for payment of any annual incentive, due to the recessionary conditions in the industry. Accordingly, no annual incentives were paid to our executive officers during fiscal 2009 and 2010 for those years, resulting in total cash compensation substantially below the median of our peer group. The Committee believes that our program creates an excellent alignment between executive pay and our financial performance.
          The 2009 Pearl Meyer report noted that the proportion of our targeted total compensation that is represented by long-term incentives is somewhat greater than the peer group’s and the Committee believes this further enhances the alignment of executive pay with our performance. Accordingly, the Committee remains satisfied with the basic structure of our executive compensation program, and did not make any changes to the program in fiscal 2010.
          The Committee also reviewed specific compensation levels for fiscal 2010. As was the case in fiscal 2009, the Committee determined that, due to the continued severe depression in the market for our products, no increases in base salary or other compensation would be provided to executive officers during fiscal 2010.
          Following is a detailed description of each of the elements of our compensation program.
          Base Salaries. Base salaries are established by the Committee and reviewed annually. The Committee does not necessarily adjust salaries annually and did not adjust them in either fiscal 2009 or 2010 in view of the deterioration in the Company’s financial results following the onset of the global financial crisis and recessionary conditions in the economy. In establishing and adjusting base salaries, the Committee considers the following factors:

•	The executive’s performance;

•	The responsibilities of the executive;

•	The strategic importance of the position;

•	Competitive market compensation information;

•	Skills, experience and the amount of time the executive has served in the position; and

•	The Company’s recent performance and current business outlook.
          Prior to the onset of the global financial crisis, the Committee goal had been to establish base salaries between the 25th and 50th percentile of the peer group. As noted above, however, the Committee did not provide salary increases to our executive officers during fiscal 2009 and 2010, and made only one salary adjustment during fiscal 2008.
          Annual Incentive. For a number of years, executive officers of Insteel have earned annual incentive compensation pursuant to our ROCICP. This plan applies to all of our sales and administrative employees, with target annual incentive payments ranging from 10% to 50% of annual base salary during fiscal 2010, and payments capped at twice the target incentive level. The target annual incentive payments for executive officers of the Company during fiscal 2010 were 50% of the executive’s annual base salary. Based on peer group information, the Committee believes our annual incentive opportunity for executive officers at maximum award levels is somewhat greater than the median for peer group companies, which when added to base salary levels brings potential total cash compensation near the median for our peer group. The Committee believes this balance between base salaries and annual cash incentives is appropriate, in that our executive officers’ cash compensation will be near the median for our peer group only if our short-term goals are achieved, and will exceed the median in the event of excellent performance during the fiscal year.
          For fiscal 2010, we calculated our weighted average cost of capital (“WACC”) to be 15%. Since we were debt free during substantially all of fiscal 2010, we established the WACC as the after tax return that we believe would be expected by a prudent investor in our stock. Attaining a return equal to our WACC would have resulted in the payout of incentive compensation at the target bonus level. The performance level at which the maximum incentive payment would be earned was set at 20% of the beginning of the year invested capital (WACC + 5%) while the minimum threshold at which an incentive payment would be earned was set at 10% of the beginning of the year invested capital (WACC — 5%). In fiscal 2010, as in 2009, we did not make any annual incentive payments since our return on capital fell below the minimum threshold.
          The Committee continues to believe that return on invested capital is an appropriate metric for the annual incentive in that it is driven off both the generation of earnings and responsible management of Company assets, and is closely correlated with the creation of shareholder value. Since responsible management of Company assets is an integral component of the annual incentive calculation, the Committee believes use of this program inherently restrains excessive risk-taking on the part of management. The amounts earned annually under the ROCICP are established strictly by formula. The ROCICP does not provide for increasing or decreasing the annual incentive based on subjective factors.
          During fiscal 2007, our Board of Directors amended the ROCICP to clarify that in the event of a material restatement of earnings, the Board has the right to recover payments previously made under the ROCICP, or to reduce future payments. In making a determination whether and from whom to recover previously paid awards, or to reduce future awards, the Committee will consider the amount of the restatement, the reason for the restatement, the role played by any executive officers in the actions and decisions leading to the restatement and any other factors the Committee deems relevant.

          Long-Term Incentives. Our long-term incentives are currently entirely equity-based, consisting of 50% RSUs and 50% stock options. These incentives are granted under our 2005 Equity Incentive Plan. The targeted amount of the awards was established by the Committee early in fiscal 2007 based on input from our independent consultant at that time, Mercer. The targeted amount of the long-term incentive was established at approximately the median for executives in similar positions, in the peer group of companies developed by Mercer. The targeted value of the long-term incentives for each executive officer during fiscal 2009 and fiscal 2010 was as follows; Mr. Woltz III: $600,000; Messrs. Gazmarian and Wagner: $275,000 each; Mr. Petelle: $110,000.
          The Committee last obtained input from its new compensation consultant, Pearl Meyer, regarding our long-term incentive compensation early in fiscal 2009. Pearl Meyer presented data for the peer group of companies set forth above, as well as from compensation surveys for comparable executive positions in companies of similar size, industry and complexity to us. Based on the peer group and survey data, Pearl Meyer did not recommend an increase in the targeted value of our long-term incentives for fiscal 2009, and we did not adjust the targeted value of these incentives in either fiscal 2009 or 2010.
          The RSUs and stock options are awarded in two equal tranches, with the first tranche effective on the date of the Company’s February annual meeting and the second tranche effective on the date that is six months after the annual meeting. These dates are typically about three weeks after release of our quarterly financial results. The Committee believes that providing these awards on predetermined dates that closely follow the reporting of our quarterly financial results is the most appropriate approach for our Company.
          Prior to fiscal 2009, we awarded shares of restricted stock instead of RSUs. We decided to award RSUs rather than shares of restricted stock because RSUs are initially less dilutive since RSUs are not considered outstanding shares until the shares are issued after the RSUs vest (unlike shares of restricted stock), and also because RSUs mitigate certain tax consequences of an equity award granted to an individual who is eligible to retire under our 2005 Equity Incentive Plan. We determined the number of shares of restricted stock to award in the same manner as we now determine how many RSUs to award, and the economic effect on the Company is substantially the same for each form of award.
          The number of RSUs and the number of stock options to be awarded to each of our executive officers on each grant date is calculated based on the closing price on such date. For example, the target value of long-term incentives granted to Mr. Woltz III during fiscal 2010 was established by the Committee at $600,000 based on benchmarking data provided by Mercer during fiscal 2007. Accordingly, he received the awards of RSUs and stock options in the amounts shown below on the dates indicated. Since the value of each grant of options and RSUs is pre-determined by the Committee, and the awards occur on pre-established dates, management does not participate in the process of granting these options and RSUs.

				Value on the	ASC Topic 718
Date	Type of Grant	No. of Units	Closing Price	Date of Grant	Grant Date Value
2/9/10	RSUs	15,974	$9.39	$149,996	$149,996
2/9/10	Stock Options	32,468	$9.39	$150,002	$150,002
8/9/10	RSUs	16,376	$9.16	$150,004	$150,004
8/9/10	Stock Options	33,708	$9.16	$150,001	$150,001
          The value of each share of Company stock subject to a stock option was established with the assistance of a financial consultant retained by the Company to establish the value of our option grants for financial reporting purposes. We and the consultant use a Monte Carlo option valuation model to establish the value of our stock options. The value of each share of stock subject to a grant of option on

February 9, 2010 was established at $4.62 per option share on that date, and at $4.45 per option share on August 9, 2010. Prior to fiscal 2008, we used a different option valuation method to determine how many option shares to grant to executive officers. We changed to the Monte Carlo valuation model in order to be consistent with the valuation method that we use for financial reporting purposes.
          Prior to fiscal 2008, dividends on restricted shares were reinvested, and additional shares added as a result of reinvestment were vested and paid on the same schedule as the related restricted shares. Beginning in fiscal 2008, dividends on restricted shares have been paid in cash. We made this change to eliminate the administrative burden associated with issuing relatively small amounts of additional restricted shares in connection with payment of our quarterly dividend.
          We have not adopted formal stock ownership guidelines for our executive officers, since our executive officers with long service have generally been significant owners of our stock.
          Retirement Benefits. Our executive officers each participate in the 401(k) “defined contribution” plan that is available to substantially all Company employees. Under this plan the Company will match 50% of a participant’s contribution up to 7% of the participant’s eligible compensation. However, certain IRS regulations place significant limits on the ability of our executive officers to defer the same portion of their compensation as other participants and to receive a Company match at the same rate as other participants. To help compensate for these limits, but in a manner that provides significant incentives for executives to remain employed by the Company, the Committee has established supplemental retirement plans through retirement security agreements (each, an “SRP”) in which certain Company executives, including all its executive officers, participate. An executive officer is eligible for the full benefit under the respective SRP if he remains employed by us for a period of at least 30 years. In that case, we will pay the executive officer, during the 15-year period following the later of (i) retirement, or (ii) reaching age 65, a supplemental retirement benefit equal to 50% of the executive officer’s average annual base salary for the five consecutive years in which he received the highest base salary in the 10 years preceding retirement.
          An executive officer may receive reduced benefits under the SRP if he retires prior to completing 30 years of service, so long as the executive has reached at least age 55 and has completed at least 10 years of service. If the executive officer does not complete 10 years of service, no benefit is paid under the SRP. If he completes at least 10 years, but less than 30, the amount of the benefit will be reduced by 1/360th for each month short of 360 months that he was employed by us.
          Under the SRP, we also provide for pre-retirement disability and death benefits. The disability benefit is payable to an executive officer if, due to disability, his employment terminates before reaching age 65 or completing 30 years of service. In this event, we would pay him, during the 10-year period following the date of disability, a supplemental retirement benefit that, when added to the benefits received (if any) by the executive officer under our long-term disability insurance plan for employees, is equal to 100% of the executive officer’s highest average annual base salary for five consecutive years in the 10-year period preceding the date on which his disability occurred. If the long-term disability insurance payments end prior to the end of the 10-year period, the pre-retirement disability benefit will continue for the remainder of the 10-year period in an amount equal to 50% of his highest average annual base salary for five consecutive years in the 10-year period preceding the date on which his disability occurred.
          The death benefit is payable in the event that the executive officer dies while employed by us. In this event, we will pay to the executive officer’s beneficiary, for a term of 10 years following his death, a supplemental death benefit in an amount equal to 50% of his highest average annual base salary for five consecutive years in the 10-year period preceding the date of his death.

          Change-in-Control Severance Agreements. We have entered into change-in-control severance agreements with each of our executive officers. These agreements specify the terms of separation in the event that termination of employment occurs following a change in control. The initial term of each agreement is two years and the agreements provide for subsequent automatic one-year renewal terms unless we or the executive officer provides notice of termination. The agreements do not provide assurances of continued employment, nor do they specify the terms of an executive officer’s termination should the termination occur in the absence of a change in control.
          The Committee first provided change-in-control severance agreements to our executive officers in May 2003 because it believed that such agreements should be provided to individuals serving in executive positions that can materially affect the consummation of a change-in-control transaction and are likely to be materially affected by a change in control.
          These agreements are consistent with the Committee’s overall objective of aligning the interests of executive officers and shareholders in that they provide protection to the executive officers in the event of job loss following a transaction. Absent this protection, the executive may be distracted by personal uncertainties and risks in the event of a proposed transaction or may not vigorously pursue certain transactions that would benefit shareholders due to potential negative personal consequences.
          Under the terms of these agreements, in the event of termination within two years of a change of control, Messrs. Woltz III and Gazmarian would receive severance benefits equal to two times base salary, plus two times the average bonus for the prior three years and the continuation of health and welfare benefits (including payment of premiums for “COBRA” coverage) for two years following termination. Messrs. Wagner and Petelle would receive severance benefits equal to one times base salary, plus one times the average bonus for the prior three years and the continuation of health and welfare benefits (including payment of premiums for “COBRA” coverage) for one year following termination. In addition, all stock options, restricted stock awards and RSUs outstanding immediately prior to termination would vest and, in the case of options, become exercisable for the remainder of the term provided for in the original agreement relating to each grant of options. Finally, we would pay up to $15,000 for outplacement services for Messrs. Woltz III, Gazmarian, Wagner and Petelle.
          The terms of the change-in-control severance agreements were based on prevailing practice at the time the agreements were entered into, as well as competitive pressures in securing and retaining the services of executive officers. The Committee determined to provide relatively greater change-in-control severance benefits for Mr. Woltz III, our CEO, and Mr. Gazmarian, our CFO, because it believed they would likely be most engaged in any negotiations leading to a transaction that would result in a change in control, and that they would be less likely to retain their positions following a change in control.
          Any termination benefits payable under a change-in-control severance agreement are subject to reduction if necessary to avoid the application of the “golden parachute” rules of Section 280G and the excise tax imposed under Section 4999 of the Internal Revenue Code. The agreements do not provide for a “gross up” of any payments to cover any tax liability that may be imposed on our executive officers.
          Severance Agreements. We have entered into severance agreements with Mr. Woltz III and Mr. Gazmarian. The severance agreements provide certain termination benefits in the event that we terminate the employment of Mr. Woltz III or Mr. Gazmarian without cause (as defined in each severance agreement). Each severance agreement provides for automatic one-year renewal terms unless we or Mr. Woltz III or Mr. Gazmarian provide prior notice of termination.
          We first entered into the severance agreements with Messrs. Woltz III and Gazmarian in December 2004. At that time, the Committee concluded that Messrs. Woltz III and Gazmarian, who were leading efforts to restructure the Company, required additional protection in the event that either of them lost his position under circumstances in which he would not be entitled to benefits under his change-in-control severance agreement.
          Neither Mr. Woltz III nor Mr. Gazmarian would be entitled to termination benefits under a severance agreement (i) if his employment with us is terminated for cause, or (ii) if he is entitled to receive benefits under the change-in-control severance agreement described above.
          Under the terms of the severance agreements, if Mr. Woltz III or Mr. Gazmarian were terminated without cause, each would receive a lump sum severance payment equal to one and one-half times his annual base salary, and the continuation of health and welfare benefits (including payments of premiums for “COBRA” coverage), for 18 months following termination. In addition, all stock options, restricted stock awards and RSUs outstanding immediately prior to termination would vest and, in the case of options, become exercisable for the remainder of the term provided for in the original agreement relating to each grant of options. Finally, we would pay up to $15,000 for outplacement services for Mr. Woltz III or Mr. Gazmarian. At the time these agreements were entered into, the Committee believed their terms were comparable to those provided to senior officers of similar public companies.
          Any termination benefits payable under a severance agreement are subject to reduction if necessary to avoid the application of the “golden parachute” rules of Section 280G and the excise tax imposed under Section 4999 of the Internal Revenue Code.
          The Committee periodically reviews the payments that could be received by executive officers pursuant to their respective severance and change-in-control severance agreements, but does not consider the amount of the potential benefits under these agreements when it establishes the elements of each executive officer’s ongoing compensation.
          Broad-Based Employee Benefits. Our executive officers participate in employee benefit plans that are offered to all employees, such as health, life and disability insurance and our 401(k) retirement savings plan. Our salaried employees are entitled to designate a beneficiary who will receive a death benefit in the event of the employee’s death while he is employed by us. The amount of the death benefit is determined by the employee’s salary grade. The death benefit payable to beneficiaries of each of our executive officers is $500,000. We maintain “split dollar” life insurance policies on a broad group of employees, including each of our executive officers, to fund the payment of the death benefit. Proceeds of these policies are payable to us.
          Our broad-based employee benefit programs are reviewed periodically to ensure that these programs are adequate based on competitive conditions as well as cost considerations.
          Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year, although certain “performance-based” compensation is not subject to the deduction limit. We generally seek to maximize the deductibility for tax purposes of all elements of compensation.
          The Committee periodically reviews applicable tax provisions, such as Section 162(m), and may revise compensation plans from time to time to maximize deductibility. In addition, although the Committee’s current intention is to ensure full deductibility of future compensation, it retains the flexibility to take actions it deems necessary to attract, motivate and retain executive officers who will help us achieve our business goals.

Executive Compensation Committee Report
          The Executive Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management. Based on this review and discussion, the Executive Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended October 2, 2010.
          This Executive Compensation Committee report shall be deemed furnished in our Annual Report on Form 10-K for the year ended October 2, 2010, is otherwise not incorporated by reference into any of our previous filings with the SEC and is not to be deemed “soliciting material” or incorporated by reference into any of our future filings with the SEC, irrespective of any general statement included in any such filing that incorporates the Annual Report on Form 10-K referenced above or this proxy statement by reference, unless such filing explicitly incorporates this report.

EXECUTIVE COMPENSATION COMMITTEE Louis E. Hannen Charles B. Newsome

Summary Compensation Table
          The following table and accompanying footnotes provide information regarding compensation of our Chief Executive Officer, Chief Financial Officer and our two other executive officers for the fiscal year ended October 2, 2010.
SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						And
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary[1]	Awards[2]	Awards[2]	Compensation[3]	Earnings[4]	Compensation[5]	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
H. O. Woltz III	2010	430,000	300,000	300,003	-0-	120,030	23,700	1,173,733
President and CEO	2009	438,269	300,003	300,003	-0-	335,510	43,935	1,417,720
	2008	430,000	299,983	300,001	430,000	-0-	15,711	1,475,695

Michael C. Gazmarian	2010	250,000	137,504	137,494	-0-	57,765	14,055	596,818
Vice President, CFO	2009	254,808	137,503	137,499	-0-	105,900	23,719	659,429
and Treasurer	2008	250,000	137,497	137,503	250,000	3,500	9,434	787,934

James F. Petelle	2010	160,000	55,001	54,999	-0-	25,465	10,089	305,554
Vice President —	2009	163,077	55,001	55,000	-0-	28,130	62,268	363,476
Administration and	2008	156,154	55,001	55,002	156,154	13,400	24,784	460,495
Secretary

Richard T. Wagner	2010	220,000	137,504	137,494	-0-	55,925	13,005	563,928
Vice President —	2009	224,231	137,503	137,499	-0-	102,380	22,669	624,282
General Manager,	2008	220,000	137,497	137,503	220,000	4,500	8,651	728,151
Insteel Wire Products

1.	Fiscal 2009 consisted of 53 weeks while fiscal 2008 and 2010 consisted of 52 weeks.

2.	The amounts reported in these columns reflect the aggregate grant date fair value of stock and option awards granted during each fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, excluding the effect of estimated forfeitures, and do not reflect the actual value, if any, that may be received by executive officers for their awards. Assumptions used in the calculation of these amounts for fiscal 2010 are set forth in Note 6 of our consolidated financial statements as reported in our Annual Report on Form 10-K for the year ended October 2, 2010 filed with the SEC. Dividends paid on restricted stock and dividend equivalents paid on RSUs are currently paid in cash and are reported in the “All Other Compensation” column.

3.	Amounts reported for fiscal 2008 represent cash incentive amounts accrued for that year under our ROCICP. No cash incentive amounts were earned under the ROCICP for fiscal 2010 or 2009.

4.	Amounts reported for each fiscal year represent the increase in the present actuarial value during such fiscal year of the executive officer’s accumulated benefits under our Retirement Savings Plan determined using interest rate assumptions consistent with those set forth in Note 9 of our consolidated financial statements as reported in our Annual Report on Form 10-K for the year ended October 2, 2010 filed with the SEC. These amounts were calculated based on the following discount rate assumptions as of the end of each fiscal year: 2008, 7.00%; 2009, 5.50%; and 2010, 5.25%. If the discount rate assumption had not been changed during fiscal 2010, the amounts reported in this column for fiscal 2010 would have been as follows: Mr. Woltz, $66,220; Mr. Gazmarian, $41,420; Mr. Petelle, $23,080; and Mr. Wagner, $40,100. Executive officers may not be fully vested in the amounts reflected herein. We do not currently offer any program for deferring compensation and therefore there were no above-market earnings on deferrals that were required to be reported in this column.

5.	Amounts shown for fiscal 2010 include (i) dividends paid on restricted shares and dividend equivalents paid on RSUs; (ii) the current dollar value attributed by the IRS to the death benefit program we provide to our executive officers; and (iii) the amount of matching funds paid into our Retirement Savings Plan on behalf of the executive officers. The following table shows the amount of each component described above.

	Dividends/Dividend
	Equivalents Paid on
	Restricted Shares		401(k) Matching
	and RSUs	Death Benefit Value	Payments
Name	($)	($)	($)
H. O. Woltz III	9,003	1,440	13,257
Michael C. Gazmarian	4,126	1,035	8,894
James F. Petelle	1,702	2,727	5,660
Richard T. Wagner	4,126	1,035	7,844
Grants of Plan-Based Awards
          The following table provides information regarding (1) annual incentive compensation payments to our executive officers under our ROCICP, and (2) the value of stock options and RSUs awarded to our executive officers during fiscal 2010 under our 2005 Equity Incentive Plan.
          No incentives were earned under the ROCICP during fiscal 2010.
          Beginning in fiscal 2006, our practice has been to grant equity awards (stock options and restricted stock and, beginning in fiscal 2009, RSUs) on two dates each fiscal year: the date of our annual shareholders’ meeting and the date that is six months after the shareholders’ meeting. The one exception to this practice occurred in fiscal 2007 when we granted 1,695 shares of restricted stock to Mr. Petelle in connection with the commencement of his employment with us. This grant was made on November 14, 2006, the date Mr. Petelle was elected an executive officer by our Board of Directors.
          Stock options have a 10-year term and vest in equal annual increments of one-third of the amount of each grant on the first, second and third anniversaries of the grant date. Options are priced at the closing price of our stock on the date of grant, as reported on NASDAQ. The restrictions on restricted stock lapse three years after the date of award. During the restricted period, our executive officers may vote the shares, but may not sell or transfer them or use them as collateral. Prior to and throughout fiscal 2007, our practice with respect to dividends on restricted stock was that they were used to purchase additional shares of restricted stock. Beginning in fiscal 2008, and continuing in fiscal 2009 dividends on restricted shares were paid in cash. Beginning in fiscal 2009, we granted RSUs instead of shares of restricted stock. RSUs are settled in shares of our common stock at the end of three years. Our executives do not have the right to vote the shares represented by RSUs, and may not sell or transfer RSUs, or use them as collateral. We pay dividend equivalents in cash on outstanding RSUs.
          Generally, stock options, restricted stock, and RSUs are subject to forfeiture if an executive officer leaves our employ for reasons other than death, disability or retirement prior to vesting or lapse of restrictions. Pursuant to the Severance Agreements we have with Messrs. Woltz III and Gazmarian, vesting of stock options and lapse of restrictions on restricted stock and RSUs will accelerate in connection with a termination without cause. For all of our executive officers, if employment with us terminates due to death, disability or retirement, or without cause in connection with a change in control pursuant to the terms of our Change-in-Control Severance Agreements, the vesting of stock options and RSUs and lapse of restrictions on restricted stock will accelerate. See “Potential Payments Upon Termination or Change in Control.”
FISCAL 2010 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts			All Other Stock	All Other Option	Exercise or Base	Grant Date Fair
		Under Non-Equity Incentive Plan			Awards: Number	Awards: Number	Price of	Value of Stock
		Awards[2]			of Shares of	of Securities	Option	and Option
	Grant	Threshold	Target	Maximum	Stock or Units	Underlying Options	Awards	Awards
Name	Date[1]	($)	($)	($)	(#)	(#)[3]	($/share)	($)[4]
H. O. Woltz III	N/A		215,000	430,000
	2/9/10				15,974			149,996
	2/9/10					32,468	9.39	150,002
	8/9/10				16,376			150,004
	8/9/10					33,708	9.16	150,001
Michael C. Gazmarian	N/A		125,000	250,000
	2/9/10				7,322			68,754
	2/9/10					14,881	9.39	68,750
	8/9/10				7,505			68,746
	8/9/10					15,449	9.16	68,748
James F. Petelle	N/A		80,000	160,000
	2/9/10				2,929			27,503
	2/9/10					5,952	9.39	27,498
	8/9/10				3,002			27,498
	8/9/10					6,180	9.16	27,501
Richard T. Wagner	N/A		110,000	220,000
	2/9/10				7,322			68,754
	2/9/10					14,881	9.39	68,750
	8/9/10				7,505			68,746
	8/9/10					15,449	9.16	68,748

1.	The options and RSUs granted on the dates shown in this column were granted under our 2005 Equity Incentive Plan, as amended.

2.	Our incentive award program, which we refer to as our Return on Capital Incentive Compensation Plan, or ROCICP, is considered a non-equity incentive plan and is discussed above under “Compensation Discussion and Analysis.” There is no threshold amount payable under the program. The amounts shown in the “Target” column reflect each executive officer’s target bonus percentage of base salary set by the Executive Compensation Committee for fiscal 2010. The amounts shown in the “Maximum” column reflect the maximum amount payable to each executive officer under the program based on his target bonus percentage. No awards were paid to our executive officers under this program for fiscal 2010.

3.	For each option, the exercise price per share is the closing price of our common stock on NASDAQ on the grant date.

4.	Represents the aggregate grant date fair value computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The actual value an executive officer may receive depends on the market price of our stock, and there can therefore be no assurance that amounts reflected in this column will actually be realized.
          Our equity-based compensatory awards for fiscal 2010 were issued pursuant to our 2005 Equity Incentive Plan, which was previously approved by our shareholders. The maximum number of shares issuable under that plan may not exceed 1,770,000 shares, and awards settled in cash and shares subject to awards that were forfeited, canceled, terminated, expire or lapse for any reason do not count against this limit. Awards that may be granted under the plan include incentive options and non-qualified options, restricted stock awards and stock units, and performance awards. The number of shares reserved for issuance under the plan and the terms of awards may be adjusted upon certain events affecting our capitalization. The plan is administered by our Executive Compensation Committee. Subject to the terms of the plan, the Executive Compensation Committee has authority to take any action with respect to the plan, including selection of individuals to be granted awards, the types of awards and the number of shares of common stock subject to an award, and determination of the terms, conditions, restrictions and limitations of each award.
          Additional discussion regarding factors that may be helpful in understanding the information included in the Summary Compensation Table and Grants of Plan-Based Awards table is included above under “Compensation Discussion and Analysis.”
Outstanding Equity Awards at Fiscal Year End 2010
          The following table provides information regarding unexercised stock options, unvested stock awards and RSUs held by our executive officers as of October 2, 2010, the last day of our fiscal 2010. All values in the table are based on a market value of our common stock of $8.93, the closing price reported on NASDAQ on October 1, 2010, the last trading day during fiscal 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

					Stock Awards
	Option Awards					Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable [1]	Unexercisable[1]	Price ($)	Date	Vested (#)[2]	Vested ($)
H. O. Woltz III	17,826	-0-	9.12	3/4/2015	87,588	782,161
	11,532	-0-	6.89	7/26/2015
	9,144	-0-	15.64	2/14/2016
	6,369	-0-	20.26	8/14/2016
	14,395	-0-	17.11	2/13/2017
	11,878	-0-	20.27	8/13/2017
	19,194	9,597	11.15	2/19/2018
	10,638	5,319	16.69	8/19/2018
	14,203	28,406	7.55	2/10/2019
	7,987	15,975	11.60	8/10/2019
	-0-	32,468	9.39	2/9/2020
	-0-	33,708	9.16	8/9/2020
Michael C. Gazmarian	5,301	-0-	9.12	3/4/2015	40,145	358,495
	3,430	-0-	6.89	7/26/2015
	4,080	-0-	15.64	2/14/2016
	2,841	-0-	20.26	8/14/2016
	6,598	-0-	17.11	2/13/2017
	5,444	0-	20.27	8/13/2017
	8,797	4,399	11.15	2/19/2018
	4,876	2,438	16.69	8/19/2018
	4,982	9,964	7.55	2/10/2019
	3,661	7,321	11.60	8/10/2019
	-0-	14,881	9.39	2/9/2020
	-0-	15,449	9.16	8/9/2020
James F. Petelle	2,639	-0-	17.11	2/13/2017	16,058	143,398
	2,178	-0-	20.27	8/13/2017
	3,519	1,759	11.15	2/19/2018
	1,951	975	16.69	8/19/2018
	1,993	3,985	7.55	2/10/2019
	1,464	2,929	11.60	8/10/2019
	-0-	5,952	9.39	2/9/2020
	-0-	6,180	9.16	8/9/2020
Richard T. Wagner	5,301	-0-	9.12	3/4/2015	40,145	358,495
	3,430	-0-	6.89	7/26/2015
	4,080	-0-	15.64	2/14/2016
	2,841	-0-	20.26	8/14/2016
	6,598	-0-	17.11	2/13/2017
	5,444	-0-	20.27	8/13/2017
	8,797	4,399	11.15	2/19/2018
	4,876	2,438	16.69	8/19/2018
	4,982	9,964	7.55	2/10/2019
	3,661	7,321	11.60	8/10/2019
	-0-	14,881	9.39	2/9/2020
	-0-	15,449	9.16	8/9/2020

1.	All of these options have become exercisable or will become exercisable as to one-third of the total number of shares covered by such option on each of the first, second and third anniversary of the grant date. The grant date in each case is 10 years prior to the option expiration date.

2.	These shares of restricted stock and RSUs will vest on the third anniversary of the date of grant. The number of shares that will vest on dates subsequent to the end of fiscal 2010 is shown in the following chart.

	2/19/11	8/19/11	2/10/12	8/10/12	2/9/2013	8/9/2013
H.O. Woltz III	13,452	8,987	19,868	12,931	15,974	16,376
Michael C. Gazmarian	6,166	4,119	9,106	5,927	7,322	7,505
James F. Petelle	2,466	1,648	3,642	2,371	2,929	3,002
Richard T. Wagner	6,166	4,119	9,106	5,927	7,322	7,505
Options Exercised and Stock Vested During Fiscal Year 2010
          The following table provides information regarding compensation earned by our executive officers as a result of vesting of restricted stock during fiscal 2010. No executive officer exercised stock options during fiscal 2010.

	Option Awards
	No. of
	Shares		Stock Awards
	Acquired on	Value	No. of Shares
	Exercise	Realized on	Acquired on	Value Realized on
Name	(#)	Exercise ($)	Vesting (#)	Vesting ($)
H. O. Woltz III	0	0	16,195	146,906
Michael C. Gazmarian	0	0	7,423	67,334
James F. Petelle	0	0	4,674	46,755
Richard T. Wagner	0	0	7,423	67,334
Pension Benefits
          Through individual agreements, we provide supplemental retirement benefits to our executive officers which provide for payments to them for a 15-year period beginning on the later of (i) retirement or (ii) reaching age 65. The maximum annual benefit payable under the supplemental retirement plan provided through each executive officer’s Retirement Security Agreement (each, an “SRP”) is equal to 50% of the executive officer’s annual base salary for the five consecutive years in which he received the highest salary during the 10 years prior to retirement. Only base salary is included in the calculation of the benefit under the SRP.
          To receive the maximum benefit under the SRP, the executive officer must be employed by us for at least 30 years. An executive officer will receive reduced benefits under the SRP if he is employed by us for at least 10 years and retires at or after reaching age 55. Since Mr. Woltz III has been employed by us for 30 years, his benefit under the SRP has vested. None of our other executive officers currently meet the minimum qualification for reduced retirement benefits under the SRPs. For more information regarding the SRPs, see the discussion above under the heading “Retirement Benefits” in the “Compensation Discussion and Analysis” section of this proxy statement. Assumptions used in the calculation of the amounts shown in the following chart are set forth in Note 9 of our consolidated financial statements as reported in our Annual Report on Form 10-K for the fiscal year ended October 2, 2010 filed with the SEC.

          The following table shows the present value of the accumulated benefit as of October 2, 2010 payable at, following or in connection with retirement to each of our executive officers, including the number of years of service credited to each.
FISCAL 2010 PENSION BENEFITS

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service (#)	Benefit ($)	Last Fiscal Year ($)
H. O. Woltz III	Retirement Security Agreement	32	1,324,140	-0-
Michael C. Gazmarian	Retirement Security Agreement	16	344,565	-0-
James F. Petelle	Retirement Security Agreement	4	81,695	-0-
Richard T. Wagner	Retirement Security Agreement	18	333,605	-0-
Potential Payments Upon Termination or Change in Control
          The discussion and tables below describe the potential payments that could be received by each of the executive officers if the executive officer’s employment was terminated on October 1, 2010, the last business day of our fiscal year. The amounts in the tables for stock options and restricted stock/RSUs represent the value of the awards that vest as a result of the termination of the executive officer’s employment. For purposes of valuing the stock options and restricted stock/RSUs, the amounts below are based on a per share price of $8.93, which was our closing price as reported on NASDAQ on October 1, 2010, the last trading day during fiscal 2010.

Benefits and Payments Upon Termination

			Termination
			without Cause
			or for Good
		Termination	Reason after
	Voluntary	without	Change
	Termination	Cause	in Control	Retirement	Death	Disability
H. O. Woltz III
Salary Continuation[1]	$0	$0	$0	$0	$0	$1,353,186
Severance Payment[2]	0	645,000	1,003,000	0	0	0
Stock Options[3]	0	39,200	39,200	39,200	39,200	39,200
Restricted Stock and RSUs [4]	0	782,161	782,161	782,161	782,161	782,161
Benefits[5]	0	36,954	49,272	0	0	0
Outplacement	0	15,000	15,000	0	0	0
Supplemental Retirement Plan[6]	0	0	1,324,140	1,324,140	1,621,571	1,621,571
Death Benefit[7]	0	0	0	0	500,000	0

Total	$0	$1,518,315	$3,212,773	$2,145,501	$2,942,932	$3,796,118

			Termination
			without Cause
			or for Good
		Termination	Reason after
	Voluntary	Without	Change
	Termination	Cause	in Control	Retirement	Death	Disability
Michael C. Gazmarian
Salary Continuation[1]	$0	$0	$0	$0	$0	$1,526,227
Severance Payment[2]	0	375,000	583,333	0	0	0
Stock Options[3]	0	13,750	13,750	13,750	13,750	13,750
Restricted Stock and RSUs[4]	0	358,495	358,495	358,495	358,495	358,495
Benefits[5]	0	25,542	34,056	0	0	0
Outplacement	0	15,000	15,000	0	0	0
Supplemental Retirement Plan[6]	0	0	344,565	0	937,905	937,905
Death Benefit[7]		0	0	0	500,000	0

Total	$0	$787,787	$1,349,199	$372,245	$1,810,150	$2,836,377

1.	The amounts under the “Disability” column represent the lump-sum present value of bi-weekly payments which Messrs. Woltz III and Gazmarian would be entitled to receive, pursuant to our disability insurance program, until their “normal retirement age” as defined by the Social Security Act, in the event of disability on October 1, 2010.

2.	These amounts would be paid to Messrs. Woltz III and Gazmarian in a lump sum following termination without cause, pursuant to their severance agreements, or in the event of a termination following a change in control, pursuant to their change-in-control severance agreements.

3.	These amounts represent the difference between the market value of Insteel stock on October 1, 2010 and the option strike prices for unvested options that would vest (i) pursuant to the terms of the option grant agreements in the event of retirement, death or disability; (ii) pursuant to the terms of the severance agreement in the event of termination without cause; and (iii) pursuant to the terms of the change-in-control severance agreement in the event of termination following a change in control.

4.	These amounts represent the market value of restricted shares and RSUs on October 1, 2010 on which restrictions would lapse (i) pursuant to the terms of the restricted stock or RSU agreements in the event of retirement, death or disability; (ii) pursuant to the terms of the severance agreement in the event of termination without cause; and (iii) pursuant to the terms of the change-in-control severance agreement in the event of termination following a change in control.

5.	These amounts represent premiums for medical and dental insurance which would be paid by us for 18 months following termination without cause and 24 months following termination after a change in control.

6.	The amounts under the “Change-in-Control” column represent the lump-sum present value of the accumulated benefit on October 1, 2010 of the SRP and would be payable to Messrs. Woltz III and Gazmarian in a lump sum under their change-in-control severance agreements in the event of a termination following a change in control. The amount under the “Retirement” column for Mr. Woltz III represents the lump-sum present value of his benefit, which in his case has vested. The amounts under the “Death” and “Disability” columns represent the estimated lump-sum present value of bi-weekly payments which Messrs. Woltz III and Gazmarian (or their heirs) would have been entitled to receive for a 10-year period pursuant to the SRP in the event of death or disability on October 1, 2010.

7.	These amounts would be payable in a lump sum to the heirs of Messrs. Woltz III and Gazmarian in the event of their death, pursuant to our death benefit program.

			Termination
			without Cause
			or for Good
		Termination	Reason after
	Voluntary	without	Change
	Termination	Cause	in Control	Retirement	Death	Disability
James F. Petelle
Salary Continuation[1]	$0	$0	$160,000	$0	$0	$499,000
Severance Payment[2]	0	0	52,000	0	0	0
Stock Options[3]	0	0	5,500	5,500	5,500	5,500
Restricted Stock and RSUs[4]	0	0	143,398	143,398	143,398	143,398
Benefits[5]	0	0	9,900	0	0	0
Outplacement	0	0	15,000	0	0	0
Supplemental Retirement Plan[6]	0	0	81,695	0	600,771	600,771
Death Benefit[7]	0	0	0	0	500,000	0

Total	$0	$0	$467,493	$148,898	$1,249,669	$1,248,669

			Termination
			without Cause
			or for Good
		Termination	Reason after
	Voluntary	without	Change
	Termination	Cause	in Control	Retirement	Death	Disability
Richard T. Wagner
Salary Continuation[1]	$0	$0	$220,000	$0	$0	$1,368,367
Severance Payment[2]	0	0	73,000	0	0	0
Stock Options[3]	0	0	13,750	13,750	13,750	13,750
Restricted Stock and RSUs[4]	0	0	358,495	358,495	358,495	358,495
Benefits[5]	0	0	16,380	0	0	0
Outplacement	0	0	15,000	0	0	0
Supplemental Retirement Plan[6]	0	0	333,605	0	818,636	818,636
Death Benefit[7]	0	0	0	0	500,000	0

Total	$0	$0	$1,030,230	$372,245	$1,690,881	$2,559,248

1.	The amounts under the “Change-in-Control” column would be paid to Messrs. Petelle and Wagner on a semi-monthly basis for a period of one year, pursuant to their respective change-in-control severance agreements. The amounts under the “Disability” column represent the lump-sum present value of bi-weekly payments which Messrs. Petelle and Wagner would be entitled to receive, pursuant to our disability insurance program, until their “normal retirement age” as defined by the Social Security Act, in the event of disability on October 1, 2010.

2.	These amounts would be paid to Messrs. Petelle and Wagner in a lump sum in the event of a termination following a change in control, pursuant to their change-in-control severance agreements.

3.	These amounts represent the difference between the market value of Insteel stock on October 1, 2010 and the option strike prices for unvested options that would vest (i) pursuant to the terms of the option grant agreements in the event of retirement, death or disability; and (ii) pursuant to the terms of the change-in-control severance agreement in the event of termination following a change in control.

4.	These amounts represent the market value of restricted shares and RSUs on October 1, 2010 on which restrictions would lapse (i) pursuant to the terms of the restricted stock or RSU agreements in the event of retirement, death or disability; and (ii) pursuant to the terms of the change-in-control severance agreement in the event of termination following a change in control.

5.	These amounts represent premiums for medical and dental insurance which would be paid by us for 12 months following termination after a change in control.

6.	The amounts under the “Change-in-Control” column represent the lump-sum present value of the accumulated benefit on October 1, 2010 of the SRP and would be payable to Messrs. Petelle and Wagner in a lump sum under their change-in-control severance agreements in the event of a termination following a change in control. The amounts under the “Death” and “Disability” columns represent the estimated lump-sum present value of bi-weekly payments which Messrs. Petelle and Wagner (or their heirs) would have been entitled to receive for a 10-year period pursuant to the SRP in the event of death or disability on October 1, 2010.

7.	These amounts would be payable in a lump sum to the heirs of Messrs. Petelle and Wagner in the event of their death, pursuant to our death benefit program.
DIRECTOR COMPENSATION
          Mr. Woltz III, our CEO, receives no additional compensation for serving on our board of directors. In January 2007, we increased the quarterly cash retainer we pay to non-employee directors from $7,500 to $10,000, and increased the additional quarterly cash retainer for committee chairmen from $750 to $1,250. Prior to fiscal 2009, we made an annual grant of restricted stock, with a one-year vesting period, to our non-employee directors on the date of our annual shareholders’ meeting. In fiscal 2009 we began granting RSUs instead of restricted stock to our non-employee directors on the date of our annual shareholders meeting. The fair value of the annual grant is currently established at $40,000, with the number of shares determined based on our closing price reported on NASDAQ on the date of our annual meeting. We do not pay additional “meeting fees” to directors for attendance at board and committee meetings.
          The following table shows the compensation we provided to our non-employee directors during fiscal 2010.

			All Other
	Fees Earned or Paid		Compensation
Name	in Cash ($)	Stock Awards ($)[1]	($)[2]	Total ($)
Louis E. Hannen	40,000	40,000	511	80,511
Charles B. Newsome	40,000	40,000	511	80,511
Gary L. Pechota	45,000	40,000	511	85,511
W. Allen Rogers II	45,000	40,000	511	85,511
William J. Shields [3]	45,000	40,000	511	85,511
C. Richard Vaughn	40,000	40,000	511	80,511
Howard O. Woltz, Jr.[4]	45,000	40,000	511	85,511

1.	This amount reflects the aggregate grant date fair value of restricted stock units awarded to each non-employee director on the date of our last annual meeting computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and does not reflect the actual value, if any, that may be received by our non-employee directors for their awards. The fair value of 4,260 RSUs issued to each non-employee director on February 7, 2010 was $40,000 on that date. RSUs granted to non-employee directors vest one year after the date of grant. In addition, on October 2, 2010 each non-employee director had the following number of options, all of which are vested: 7,200 for Mr. Hannen; 22,400 for Mr. Newsome; 7,200 for Mr. Pechota; 22,400 for Mr. Rogers; 0 for Mr. Shields; 0 for Mr. Vaughn; and 0 for Mr. Woltz, Jr. We have not granted stock options to non-employee directors since July 2004.

2.	This amount reflects dividend equivalents paid in cash on RSUs held by our non-employee directors.

3.	Mr. Shields passed away on October 1, 2010.

4.	Mr. Woltz, Jr. serves as Chairman of the Board’s Executive Committee.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          During fiscal 2010, the Executive Compensation Committee included Messrs. Hannen, Newsome and Shields, none of whom have ever served as officers or employees of us or any of our subsidiaries. Mr. Newsome is Executive Vice President and General Manager of Johnson Concrete Company. During fiscal 2010, Johnson Concrete Company purchased materials from us valued at $423,000 for use or resale in their normal course of business. None of our executive officers served during fiscal 2010 as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has an executive officer who serves on our Board or Executive Compensation Committee.
ITEM NUMBER TWO: ADVISORY VOTE ON THE COMPENSATION OF OUR EXECUTIVE OFFICERS
          The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires us to hold an advisory vote on the compensation of our executive officers, as disclosed in this proxy statement in accordance with the rules of the SEC. As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” we design our executive officer compensation programs to attract, motivate and retain the key executives who drive our success and help us maintain a strong position in our industry. We are committed to “pay for performance,” meaning that a substantial proportion of our executive officer compensation is variable and will be determined based on our performance. In addition, we design our executive compensation to encourage long-term commitment by our executive officers to Insteel.
          Please read the “Executive Compensation” section of this proxy statement, beginning on page 16. That section of the proxy statement, which includes our Compensation Discussion and Analysis, executive officer compensation tables and related narrative discussion, describes in detail our compensation programs and policies for our executive officers and the decisions made by our Executive Compensation Committee for fiscal 2010. Highlights of our executive officer compensation programs and policies are as follows:
•	We closely monitor the compensation systems of companies of similar size and similar industries, with the objective of providing total compensation opportunities to our executive officers that are near the median of our peer group.

•	To motivate our executive officers to align their interests with those of our shareholders, we provide annual incentives which are designed to reward our executive officers for the attainment of short-term goals, and long-term incentives which are designed to reward them for increases in our shareholder value over time.

•	Due to the continued severe impact of the world-wide financial crisis on our business and markets, we did not provide any increases in base salary to any executive officer in fiscal 2010.

•	We did not achieve our minimum return on capital threshold during fiscal 2010, and therefore no annual incentives were paid to executive officers.

•	We provide executive officers with long-term incentives in the form of stock options and RSUs. These equity-based awards, which vest over a period of three years, link compensation with the long-term price performance of our stock, and also provide a substantial retention incentive.

•	We have entered into change-in-control severance agreements with each of our executive officers. These agreements provide certain benefits in the event of a termination following a change-in-control, also known as a “double-trigger” requirement. We do not provide for tax gross-up payments on any severance payments that would be made in connection with a change-in-control.

•	We do not provide substantial perquisites to our executive officers.
          We are requesting shareholder approval of the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the philosophy, policies and practices described in this proxy statement.
          The say-on-pay vote is an advisory vote which is not binding on us. However, the Board and our Executive Compensation Committee value the opinions expressed by shareholders in their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions with respect to our executive officers.
      Board Recommendation
          The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, which includes our Compensation Discussion and Analysis, executive officer compensation tables and related narrative discussion.
ITEM NUMBER THREE: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR EXECUTIVE OFFICERS
          The Dodd-Frank Act also requires us to hold an advisory vote on the frequency of the advisory vote on the compensation of our executive officers described in Item Number Two in this proxy statement. By voting on this Item Number Three, shareholders may indicate whether they would prefer that we hold a say-on-pay vote every one, two or three years. We believe that our executive compensation is straightforward, uncontroversial and highly unlikely to provide incentives for excessive risk-taking. Accordingly, we ask that you support a frequency of every three years for future shareholder advisory votes on the compensation of our executive officers. We believe that a three-year cycle provides the Board and the Executive Compensation Committee with sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement changes, as needed, to our executive compensation program.
          By voting on this Item Number Three, shareholders may indicate whether they would prefer an advisory vote on executive officer compensation every one, two or three years. The frequency of one year, two years or three years that receives the highest number of votes cast will be deemed by us as the frequency for the advisory vote on executive officer compensation that has been selected by shareholders. The Board will consider the outcome of the vote requested by this Item Number Three when making future decisions regarding the frequency of the “say-on-pay” vote described in Item Number Two of this proxy statement. However, because this is an advisory vote and not binding on the Board or the Company, the Board may decide that it is in the best interest of our shareholders and the Company to hold an advisory vote on the compensation of our executive officers more or less frequently than the frequency approved by our shareholders.
Board Recommendation
          The Board of Directors unanimously recommends a vote FOR a frequency of every “THREE YEARS” for future shareholder advisory votes on the compensation of our executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, which includes our Compensation Discussion and Analysis, executive officer compensation tables and related narrative discussion.
ITEM NUMBER FOUR: RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP
Independent Registered Public Accounting Firm
          The Audit Committee of the Board has selected Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending October 1, 2011. We are submitting the selection of the independent registered public accounting firm for shareholder ratification at the Annual Meeting. We expect a representative of Grant Thornton LLP to be present at the Annual Meeting and he or she will have the opportunity to make a statement and be available to respond to appropriate questions.
          Our organizational documents do not require that our shareholders ratify the selection of our independent registered public accounting firm. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain Grant Thornton LLP, but still may retain them nonetheless. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our best interests.
Board Recommendation
          The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2011.
Fees Paid to Independent Registered Public Accounting Firm
          During fiscal 2010, the services of the independent registered public accounting firm included the audit of the annual financial statements, a review of our quarterly financial reports to the SEC, services performed in connection with the filing of our proxy statement and our Annual Report on Form 10-K with the SEC, attendance at meetings with our Audit Committee, consultation on matters relating to accounting, financial reporting and tax-related matters, and advisory services. Our Audit Committee approved all services performed by Grant Thornton LLP in advance of their performance. Grant Thornton

LLP has served as our auditor since its appointment on July 27, 2002. Neither Grant Thornton LLP nor any of its associates have any relationship to us or any of our subsidiaries except in its capacity as auditors. Set forth below is certain information relating to the aggregate fees billed by Grant Thornton LLP, for professional services rendered for the fiscal years 2009 and 2010.

Type of Fee	2009	2010
Audit Fees	$255,288	$251,480
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$22,000	—
Total	$277,288	$251,480
          Audit Fees. Audit fees include fees for the recurring annual integrated audit of our financial statements, as well as assistance with the review of the quarterly financial reports and other documents filed with the SEC.
          Audit-Related Fees. No fees for audit-related activities were paid to Grant Thornton LLP in fiscal years 2009 or 2010.
          Tax Fees. No fees related to tax matters, including tax compliance, tax advice and tax planning, were paid to Grant Thornton LLP in fiscal years 2009 or 2010.
          All Other Fees. The fees for “other” services paid to Grant Thornton LLP in fiscal year 2009 were for advisory services not covered by the above categories. There were no fees for “other” services paid to Grant Thornton LLP in fiscal year 2010.
Pre-Approval Policies and Procedures
          Our Board has adopted an Audit Committee Pre-Approval Policy whereby the Audit Committee is responsible for pre-approving all Audit, Audit-Related, Tax and other Non-Audit Related Services to be performed by the independent registered public accounting firm. The Board has authorized the Audit Committee Chair to pre-approve any Audit-Related, Tax or other Non-Audit Related Services that are to be performed by the independent registered public accounting firm that need to be approved between Audit Committee meetings. Such interim pre-approvals shall be reviewed with the full Audit Committee at its next meeting for its ratification.
          The Audit Committee Pre-Approval Policy is available on our website at http://investor.insteel.com/documents.cfm.
          The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.
REPORT OF THE AUDIT COMMITTEE
          The Audit Committee consists of three independent directors, all of whom are “non-employee directors” (as defined by Rule 16b-3 of the Securities Exchange Act of 1934) and “independent” directors (as defined by applicable NASDAQ rules). The Committee operates under a written charter adopted by our Board of Directors that is available on our website at http://investor.insteel.com/documents.cfm.
          Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.
          In this context, the Committee has reviewed the audited consolidated financial statements for the fiscal year ended October 2, 2010 and has met and held discussions with respect to such audited consolidated financial statements with management and Grant Thornton LLP, the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee and Grant Thornton LLP have discussed those matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.
          Grant Thornton LLP also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Committee concerning independence, and the Committee has discussed with Grant Thornton LLP the independence of Grant Thornton LLP.
          Based on the Committee’s review of the audited consolidated financial statements, discussions with management and Grant Thornton LLP, and the Committee’s review of the representations of management and the written disclosures and report of Grant Thornton LLP, the Committee recommends that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended October 2, 2010 for filing with the SEC.
AUDIT COMMITTEE
W. Allen Rogers II (Chairman)
Louis E. Hannen
Gary L. Pechota
          The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” and shall not be incorporated by reference into any of our prior or future filings with the SEC, irrespective of any general statement included in any such filing that incorporates this proxy statement by reference, unless such filing explicitly incorporates this Report of the Audit Committee.
SECURITY OWNERSHIP
          The following table shows the number of shares of our common stock, beneficially owned on October 2, 2010 (our fiscal year end) by each of our directors, each of our executive officers, and by all such directors and executive officers as a group. The table also shows the number of shares of restricted stock and RSUs held by each individual and the number of shares of our common stock that each individual had the right to acquire by exercise of stock options within 60 days after our fiscal year end. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. The address of all listed shareholders is c/o Insteel Industries, Inc., 1373 Boggs Drive, Mount Airy, North Carolina 27030.

				Options
	Shares of	Shares of		Exercisable
Directors and Executive	Common	Restricted		Within 60
Officers	Stock	Stock	RSUs[1]	days	Total	%
Louis E. Hannen	50,176	-0-	4,260	7,200	57,376	*
Charles B. Newsome	43,612	-0-	4,260	22,400	66,012	*
Gary L. Pechota	34,745	-0-	4,260	7,200	41,945	*
W. Allen Rogers II	46,842	-0-	4,260	22,400	69,242	*
C. Richard Vaughn	8,885	-0-	4,260	-0-	8,885	*
Howard O. Woltz, Jr.	472,465 [2]	-0-	4,260	-0-	472,465	2.7
H. O. Woltz III	475,844 [3]	22,439	65,149	123,166	621,449	3.5
Michael C. Gazmarian	115,062	10,285	29,860	50,010	175,357	*
James F. Petelle	2,370	4,114	11,944	13,744	20,228	*
Richard T. Wagner	13,467	10,285	29,860	50,010	73,762	*
All Directors and Executive Officers as a Group (10 Persons)	1,263,468	47,123		296,130	1,606,721	9.0

1.	The economic terms of RSUs are substantially similar to shares of restricted stock. However, because shares of restricted stock carry voting rights while RSUs do not, pursuant to SEC rules the shares of restricted stock are included in the “Total” column, while RSUs are not.

2.	Includes 38,278 shares held by a trust for the benefit of Mr. Woltz, Jr.

3.	Includes 60,029 shares held in custodial accounts for children of Mr. Woltz III.

*	Less than 1%
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and greater than ten percent owners to report their beneficial ownership of our common stock and any changes in that ownership to the SEC, on forms prescribed by the SEC. Specific dates for such reporting have been established by the SEC and we are required to report in our proxy statement any failure to file such report by the established dates during the last fiscal year. Based solely upon a review of the copies of such forms furnished to us for the year ended October 2, 2010, and information provided to us by our directors, officers and ten percent shareholders, we believe that all forms required to be filed pursuant to Section 16(a) were filed on a timely basis.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
          Charles B. Newsome, a director, is Executive Vice President and General Manager of Johnson Concrete Company. During fiscal 2010, Johnson Concrete purchased from us in a series of separate transactions, materials valued at $423,000 in the aggregate for use or resale in their normal course of business. The aggregate amount of these purchases was substantially less than 5% of the revenues of Johnson Concrete Company and of Insteel.
          Management believes that amounts paid to us in connection with the transactions described above are reasonable and no less favorable to us than would have been paid to us pursuant to arms’ length transactions with unaffiliated parties. Our Audit Committee reviewed these transactions with our Board of Directors and with our independent registered public accounting firm. The Committee also reviewed with the Board the director independence standards required by the SEC and NASDAQ. Following this review, the Board determined that Mr. Newsome would continue to qualify as an independent director.
          Our general policy is to avoid transactions with “related persons,” as that term is described below. Nevertheless, we recognize that there are situations where transactions with related persons might be in our best interests, and therefore in the best interests of our shareholders. These situations could include (but are not limited to) situations where we might obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.
          To help ensure timely identification, review and consideration of any such transactions, the Board maintains a written policy regarding transactions that involve Insteel and any “related persons,” which generally are our executive officers, director or director nominees, five percent or greater shareholders or their affiliates, and the immediate family members of any such executive officer, director, director nominee or five percent shareholder. Generally, any current or proposed financial transaction, arrangement or relationship in which a related person had or will have a direct or indirect material interest, in an amount exceeding $120,000 and in which we are or will be a participant, requires the approval of the Audit Committee or a majority of the disinterested members of the Board. The Audit Committee, pursuant to authority delegated to it by the Board, will analyze and consider any such transaction in accordance with this written policy in order to determine whether the terms and conditions of the transaction are substantially the same as, or more favorable to Insteel than, transactions that would be available from unaffiliated parties.
          Our corporate secretary is responsible for identifying and presenting each potential related person transaction to the Audit Committee based on information that the secretary obtains during the process of reviewing annual questionnaires completed by directors and executive officers, as well as on other information that comes to his attention. In conducting its review of any proposed related person transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including but not limited to (i) the benefits to Insteel; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; and (v) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.
          Following the end of our fiscal year and prior to the Board’s determination of each director’s independence, the Audit Committee will review any related person transactions that have been previously ratified by the Audit Committee. Based on all relevant facts and circumstances, the Audit Committee will determine if it is in the best interests of us and our shareholders to continue, modify or terminate any ongoing related person transactions. With respect to related person transactions that involve a director, the immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer, the Audit Committee will discuss with the Board whether any such related person transaction affects the independence of the director.
OTHER BUSINESS
          It is not anticipated that there will be any business presented at the Annual Meeting other than the matters set forth in the Notice of Annual Meeting attached hereto. As of the date of this proxy statement, we were not aware of any other matters to be acted on at the Annual Meeting. If any other business should properly come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment.

          The Board hopes that shareholders will attend the Meeting. Whether or not you plan to attend, you are urged to sign, date and complete the enclosed proxy card and return it in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Meeting, and your cooperation will be appreciated. Shareholders who attend the meeting may vote their Shares even though they have sent in their proxies, although shareholders who hold their shares in “street name” need to obtain a proxy from the brokerage firm or other nominee that holds their shares.
SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
Proposals for Inclusion in the Proxy Statement
          Any shareholder desiring to present a proposal to be included in the proxy statement for action at our 2012 Annual Meeting must deliver the proposal to us at our principal executive offices no later than September 6, 2011. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.
Other Proposals
          Under our bylaws, a shareholder may not bring other business before a shareholder meeting which is not intended to be included in the proxy materials for our 2012 Annual Meeting unless the shareholder’s timely, accurate and complete written notice has been delivered to, or mailed to and received by, our Secretary at our principal offices not later than October 6, 2011.
          Such notice must include, in addition to any requirements imposed by applicable law:
•	a brief description of the business desired to be brought before the meeting and the reasons for bringing such business before the meeting;
•	the name and address, as they appear on our books, of each holder of voting securities proposing such business and each Shareholder Associated Person (as defined below);
•	the class and number of shares of our common stock or other securities that are owned of record or beneficially by such holder and by each Shareholder Associated Person;
•	any material interest of such shareholder and each Shareholder Associated Person in such business other than such person’s interest as a shareholder of the Company (including any anticipated benefit to the shareholder or Shareholder Associated Person therefrom);
•	to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the proposal on the date of such shareholder’s notice; and
•	a description of any hedging or other transactions entered into by the shareholder giving the notice or any Shareholder Associated Person if the effect of such transactions is to mitigate loss or manage risk of stock price changes, or to increase the voting power of such shareholder or Shareholder Associated Person.
          “Shareholder Associated Person” of any shareholder means (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the Company owned of record or beneficially by such shareholder, and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person.

          These requirements are separate from the requirements a shareholder must meet to have a proposal included in our proxy statement. If the presiding officer at any meeting of shareholders determines that a shareholder proposal was not timely made in accordance with the bylaws, we may disregard such proposal. Additionally, any information submitted by shareholders pursuant to our bylaws shall be updated upon written request of the Secretary of the Company, and information which is inaccurate to a material extent or not timely updated may be deemed not to have been provided in accordance with the bylaws.
Proposals for a Director Nominee and Related Procedures
          Under our bylaws, in order for a shareholder to nominate a candidate for director, timely, accurate and complete notice must be delivered to, or mailed to and received by, our Secretary at our principal offices not later than October 6, 2011.
          The shareholder filing the notice of nomination must include:
•	the information set forth in “Other Proposals;”

•	the name and address of the person or persons nominated by such shareholder;

•	a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between such shareholder (and any Shareholder Associated Person) and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder;

•	any other information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act; and

•	the written consent of each nominee to be nominated and to serve as a director if elected.
Delivery of Notice of a Proposal
          In each case discussed above, the required notice must be given by personal delivery or by United States certified mail, postage prepaid, to our Secretary, whose address is c/o Insteel Industries, Inc., 1373 Boggs Drive, Mount Airy, North Carolina 27030.
The Company’s Bylaws
          The foregoing procedures are set forth in our bylaws, as last amended April 21, 2009. Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to our Secretary. A copy of the bylaws is filed as an exhibit to our Form 8-K filed with the SEC on April 27, 2009, and is available at the SEC’s Internet website (www.sec.gov) and our website at http://investor.insteel.com/documents.cfm.

EXPENSES OF SOLICITATION
          We will bear the costs of solicitation of proxies. In addition to the use of the telephone, internet or mail, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and employees and no additional compensation will be paid to such individuals. We have also retained the services of Morrow & Co., LLC for a fee of $5,500 plus out-of-pocket expenses to aid in the distribution of the proxy materials as well as to solicit proxies from institutional investors on behalf of Insteel. Arrangements may also be made with the stock transfer agent and with brokerage houses and other custodians, nominees and fiduciaries that are record holders of Shares for the forwarding of solicitation material to the beneficial owners of Shares. We will, upon the request of any such entity, pay such entity’s reasonable expenses for completing the mailing of such material to such beneficial owners.
ANNUAL REPORT AND FINANCIAL STATEMENTS
          Our Annual Report to Shareholders for the fiscal year ended October 2, 2010, including a copy of our Annual Report on Form 10-K, which contains financial statements and other information, is being mailed to shareholders with this proxy statement, but it is not to be regarded as proxy soliciting material.
          A copy of our Annual Report on Form 10-K filed with the SEC may be obtained, without charge, by any shareholder upon written request to Michael C. Gazmarian, Vice President, Chief Financial Officer and Treasurer, Insteel Industries, Inc., 1373 Boggs Drive, Mount Airy, North Carolina 27030; provided, however, that a copy of the exhibits to such Annual Report on Form 10-K, for which there may be a reasonable charge, will not be supplied to such shareholder unless specifically requested.
          Directions to the Annual Meeting may also be obtained by writing to Mr. Gazmarian at the address shown above, or by calling our Investor Relations Department at (336) 786-2141.
By Order of the Board of Directors
James F. Petelle, Secretary
Mount Airy, North Carolina
January 4, 2011

ANNUAL MEETING OF SHAREHOLDERS OF
INSTEEL INDUSTRIES, INC.
February 8, 2011
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 8, 2011:
The Notice of Annual Meeting, Proxy Statement, Form of Proxy and 2010 Annual Report to Shareholders
are available on our corporate website at http://investor.insteel.com/annuals.cfm
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■ 20230303000000001000 7	020811

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the two nominees named in the accompanying proxy statement.					FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Gary L. Pechota O W. Allen Rogers II		2. Advisory vote on the compensation of our executive officers.		☐	☐	☐

3.  An advisory vote on the frequency of the advisory vote on the compensation of our executive officers.

4.  Ratification of appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year 2011.
				1 YEAR ☐	2 YEARS ☐ FOR ☐	3 YEARS ☐ AGAINST ☐	ABSTAIN ☐ ABSTAIN ☐
INSTRUCTIONS

To withhold authority for any individual nominee(s),  mark “FOR  ALL EXCEPT”  and fill in the circle next to each Nominee you wish to withhold, as shown here: ●
If you wish to vote “FOR ALL NOMINEES”, simply put an “X” in that box.

Whether or not you plan to attend the Annual Meeting, you are urged to complete, date and sign this proxy and return it in the accompanying envelope. The Board of Directors recommends a vote “FOR” all director nominees, “FOR” proposals 2 and 4, and “3 YEARS” for proposal 3.

The undersigned understands that the shares of common stock represented by this proxy will be voted as specified and if no choice is specified, a properly executed proxy will be voted “FOR” all director nominees, “FOR” proposals 2 and 4, and “3 YEARS” for proposal 3. If any other business is properly presented at the Annual Meeting or any adjournment thereof, this proxy will be voted in the discretion of the agents and proxies appointed herein.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐ ■
PROXY
INSTEEL INDUSTRIES, INC.
1373 Boggs Drive, Mount Airy, North Carolina 27030
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
February 8, 2011
This proxy is being solicited on behalf of the Board of Directors of the Company.
     The undersigned, having received notice of the Annual Meeting of Shareholders and the proxy statement therefor, and revoking all prior proxies, hereby appoint(s) H. O. Woltz III and James F. Petelle, and each of them, with full power to act alone, as agents and proxies of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Shareholders of Insteel Industries, Inc. (the “Company”) to be held at the Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina 27030, on Tuesday, February 8, 2011, at 9:00 a.m. Eastern Time, and any adjournments thereof, and to vote and act upon the following matters proposed by the Company in respect of all shares of common stock of the Company which the undersigned is entitled to vote or act upon, with all the powers the undersigned would possess if personally present. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy, if duly executed, will be voted as directed by the undersigned. If no direction is given with respect to any proposal, this proxy, if duly executed, will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy by properly voting at the annual meeting or otherwise delivering a later-dated proxy.
(Continued and to be signed on the reverse side.)

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